LICENSING AGREEMENT

This LICENSING AGREEMENT (this "**Agreement**") is made and effective as of this 14th day of June, 2019 (the "**Execution Date**"), by and between TheMaven, Inc., a Delaware corporation ("**Maven**" or "**Licensee**"), and ABG-SI LLC, a Delaware limited liability company ("**Licensor**"). Licensee and Licensor are collectively referred to herein as the "**Parties**" and each, a "**Party**".

RECITALS

WHEREAS, Licensee will provide certain services, as more particularly described in this Agreement, for Licensor, and Licensor will grant certain licenses and rights of use to Licensee in connection with the business and services, as more particularly described in this Agreement; and

WHEREAS, each of Licensee and Licensor desire to reflect the terms of their agreement with respect to such services and licenses herein.

NOW THEREFORE, in consideration of the promises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the capitalized terms below shall have the following meanings:

(a) "**ABG**" means ABG Intermediate Holdings 2 LLC.

(b) "**Actual Royalty**" has the meaning set forth in Section 7(c)

(c) "**Affiliate**" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "**control**" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms "**controlled**" and "**controlling**" have meanings correlative thereto. Notwithstanding anything to the contrary, no Person shall be deemed an "Affiliate" of Licensor by virtue of his, her or its direct or indirect ownership interest in ABG.

(d) "**Auditor**" has the meaning set forth in Section 7(f).

(e) "**Books & Records**" has the meaning set forth in Section 7(f).

(f) "**Business Day**" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed.

(g) "**COI**" has the meaning set forth in Section 12(g).

(h) "**Confidential Information**" means all documents, information, reports, financial or other data, records, forms, methodologies, present and future research, technical knowledge, marketing plans, trade secrets, and other materials obtained by one Party (the "**Receiving Party**") from either of the other Parties or any of its Affiliates (the "**Disclosing Party**"), solely in the course of the Receiving Party performing its obligations under this Agreement pursuant to this Agreement, including any of the foregoing: (i) that have been marked as proprietary or confidential; (ii) whose confidential nature has been made known by the Disclosing Party; (iii) that is not available to the general public; or (iv) that due to their character and nature, a reasonable person under like circumstances would treat as confidential. Notwithstanding the foregoing, Confidential Information does not include information which: (1) is already known to the Receiving Party at the time of disclosure; (2) is or becomes publicly known through no breach by the Receiving Party of this Agreement or any other agreement to which the Receiving Party is a party; (3) is independently developed by the Receiving Party without the benefit of such Confidential Information; (4) is received from a third party that is not under and does not thereby breach an obligation of confidentiality; or (5) is required to be disclosed (i) to comply with applicable law, regulation, legal process, subpoena or the rules of applicable securities exchanges, provided that the Receiving Party shall cooperate with the Disclosing Party in the Disclosing Party's efforts to obtain confidential treatment thereof to the extent available or (ii) to enforce a Party's right hereunder.

(i) "**Consumer Data**" means all subscriber, user or customer data related to the Magazines or Digital Channels that (i) was in existence as of the Effective Date or (ii) is gathered, stored or processed by Licensee after the Effective Date.

(j) "**Contract**" means any contract, obligation, understanding, undertaking, arrangement, commitment, lease, license, purchase order, bid, promise or other agreement, in each case, whether written or oral.

(k) "**Contract Quarter**" has the meaning set forth in Section 7(a).

(l) "**Contract Year**" means each twelve (12) month period from January 1 through December 31 during the Term; provided, that the first Contract Year shall be the period from the Effective Date through December 31, 2020.

(m) "**Deferred Subscription Revenue**" means the total liability to subscribers to fulfill unfulfilled subscriptions to the print and Electronic Editions of SI Magazine, *Sports Illustrated for Kids* and *SI Presents* accrued as of the Effective Date and the obligation to issue to each subscriber requesting a refund in connection therewith the amount of such liability owing to that subscriber.

(n) "**Digital Channel**" means the following Media Content distribution channels which will be used to engage viewers, to acquire new subscribers for the Magazines and the Digital Channels, to provide Magazine subscribers and readers (and other consumers who visit such Digital Channels) with digital access to

content published in the print version of the Magazines and additional Media Content, to promote the Magazines, to serve as a digital activation vehicle for Magazines and for advertiser promotions, to collect email addresses and serve newsletters to subscribers and readers (and other consumers who visit such Digital Channels), and to publish digital advertising impressions which may be sold on the Digital Channels: (i) the websites operated by Licensee and branded with the SI Trademarks such as www.sportsillustrated.com, www.si.com, www.si.tv and www.sikids.com, (and new websites offering sports news content such as such as www.sportsillustrated.com/chicagosports) as may be accessed in any medium and on any device now known or hereinafter developed and/or invented (e.g., mobile, desktop, connected device), (ii) mobile applications operated by Licensee and branded with the SI Trademarks that are used for any of the foregoing as may be accessed in any medium and on any device now known or hereinafter developed and/or invented (e.g., mobile, desktop, connected device), and (iii) new content distribution channels operated by Licensee and branded with the SI Trademarks hereinafter developed which are substantially similar in role to items (i) or (ii) above. Notwithstanding the forgoing, (x) any digital or mobile websites (e.g., SIGambling.com or a similar derivative) and mobile applications whose primary function is to offer or promote Gambling, and (y) any new content distribution channels hereinafter developed whose primary function is to offer or promote Gambling shall not be considered Digital Channels.

(o) "**Digital Channel Commerce**" means affiliate linking relationships (excluding Gambling) placed on the Digital Channels and Social Media Accounts operated by Licensee that are designed to leverage Digital Channels' user traffic to generate sales of products or services offered by third parties including but not limited to event ticketing and merchandise sales that generate affiliate fees or revenue shares from third parties, but not, for the avoidance of doubt, traditional and native advertising placements that do not pay an affiliate fee or revenue share to the Digital Channel owner.

(p) "**Dispute**" has the meaning set forth in Section 19.

(q) "**Earn Out Reduction Amount**" has the meaning set forth in Section 11(d).

(r) "**Earned Royalty**" has the meaning set forth in Section 7(b)

(s) "**Earned Royalty Payment**" has the meaning set forth in Section 7(c).

(t) "**Editorial Content**" means written or printed journalistic and/or editorial content (including cover art) related to any and all sports wherever in the world they occur (including participatory sports, spectator sports, The Olympics, all team sports, and all forms of indoor and outdoor sporting activity, e-sports and e-gaming). Editorial Content also includes services that allow users to participate in fantasy sports leagues, NCAA March Madness brackets and other similar sports-related activities whose scoring is based upon the actual results of sporting events that are

operated by third parties that are unaffiliated with the Digital Channels, provided, that such services are designed to be played between or amongst individuals but where either (x) no prizes or sweepstakes are awarded by the operator in connection with the services and where the operator of such service does not receive revenue from individuals as a result of using such service (other than general subscription fees, sponsorships and/or advertising revenue), or (y) where prizes or sweepstakes are awarded by the operator in connection with the services, consistent with all applicable sweepstakes-related Laws (and where a gambling license is not required), and where the operator of such service does not receive revenue from subscription fees or from individuals as a result of using such service (but may receive sponsorships and/or advertising revenue). For the avoidance of doubt, Editorial Content excludes the actual operation of any and all sporting events including e-sports and e-gaming.

(u) "**Effective Date**" means the date of the expiration or earlier termination of the Meredith License.

(v) "**Electronic Edition**" means the digital version of each issue of a print magazine that is published in visual form for reading by any electronic means of storage, retrieval, distribution or transmission, including through, for the avoidance of doubt, Apple Texture.

(w) "**Events**" means the development, licensing, promotion, marketing and execution of live events (including all related monetization opportunities such as sponsorship sales, advertising sales, consumer ticket sales, sale of broadcast media rights, and sale of digital media rights) utilizing the SI Content, Licensor Created Content or Licensee Created Content, including but not limited to: (i) existing events such as SI Swimsuit launch parties and expositions, Fashionable 50 events, and Sportsperson of the Year gala live television event; (ii) parties, conferences and hospitality events in connection with major sports events (e.g., Super Bowl); (iii) hospitality at casinos, hotels or restaurants; (iv) live music and lifestyle events, fashion shows, fan festivals, film festivals, broadcast media in connection with live or recorded events, conventions, participation in third-party events (e.g., Coachella), (v) model search celebratory and announcement events in connection with the SI Swim franchise; and (vi) merchandising opportunities in connection with events. For the avoidance of doubt, live video shoots for television/film production directly connected to Other SI Operations that do not generate revenues from ticket sales to a live audience shall not be Events.

(x) "**Gambling**" means the development, licensing, promotion, marketing and execution of both physical and digital games of skill and games of chance where wagers may be made directly or indirectly using legal tender, digital coins, or digital credits, or purely for fun at no cost.

(y) "**Gambling Editorial Content**" means Editorial Content regarding and related to the subject of Gambling and fantasy sports but shall not include actual Gambling activities. By way of example, without limitation, Gambling Editorial Content

would include discussions of "beating spreads" and inside information which might reasonably be deemed relevant to players' and teams' chances of success in competition, which information may be used by Gambling participants.

(z) "**Gambling Operations Agreement**" means an agreement with a Qualified Gambling Operator under which (i) the SI Trademarks will be used in connection with an online gambling operation in the Territory which will receive traffic from the Digital Channels and (ii) Licensor will receive a royalty or a revenue share, upon terms and conditions determined by Licensor in its sole discretion. A "**Qualified Gambling Operator**" means a casino operator, online gambling company, or mobile gambling company that is licensed to accept wagers in the United States and who has the technological ability to accept wagers from online and mobile devices

(aa) "**GMR**" has the meaning set forth in Section 7(a).

(bb) "**Gross Revenues**" means any and all cash, revenues, receipts and other consideration or amounts recognized by Licensee in accordance with GAAP and derived from or in connection with the conduct and operation of the SI Licensed Businesses and any and all rights related thereto, including without limitation, any advances, minimum guarantees, royalties, sponsorship fees, fees in connection with Sponsor-Commissioned Content, fees related to advertising, sponsorship, marketing and other placements; provided, that in the event Licensee enters into an agreement with any Person for the provision of all or substantially all Licensee Created Content for a Digital Channel specific to a national, professional or college sports team and such agreement includes a revenue share with such Person, only the portion of the revenue share retained by Licensee shall be included in the calculation of Gross Revenues; and provided, further, that commissions paid by Licensee to Licensor pursuant to this Agreement shall be excluded from the calculation of Gross Revenues. For the avoidance of doubt, payments to freelance reporters and photographers for Media Content, including payments in connection with a revenue share of advertising placements, shall not be deducted from the calculation of Gross Revenues.

(cc) "**Indemnified Party**" has the meaning set forth in Section 12(c).

(dd) "**Indemnifying Party**" has the meaning set forth in Section 12(c).

(ee) "**Initial Term**" has the meaning set forth in Section 10(a).

(ff) "**Insurance Period**" has the meaning set forth in Section 12(g).

(gg) "**Law**" means any U.S. or foreign federal, national, state, municipal or local law (including common law), statute, ordinance, regulation, order, executive order, decree, rule, constitution, or treaty, or similar requirement of any governmental entity.

(hh) "**Legacy Content Licensing**" means the SI Photo Store and the SI Cover Store.

(ii) "**Licensee Acquired Assets**" has the meaning set forth in Section 11(b).

(jj) "**Licensee Created Content**" means Editorial Content, Short Form Licensee AV Content and Long Form Licensee AV Content created by Licensee or a third party acting on Licensee's behalf or licensed by Licensee from a third party after the Effective Date and used or held for use in connection with the SI Licensed Businesses.

(kk) "**Licensor Businesses**" means all operations and businesses of Licensor, whether in existence as of the Effective Date or started thereafter, that are not SI Licensed Businesses, including but not limited to Digital Channel Commerce, Events, the SI Gambling Business, the development, production, sale and licensing of Long Form AV Content utilizing the SI Content or Licensor Created Content, and Legacy Content Licensing.

(ll) **"Licensor Created Content"** means, after the Effective Date, all Media Content created by Licensor or a third party acting on Licensor's behalf but excluding any content that is SI Content.

(mm) "**Long Form AV Content**" means any audio (i.e., audio-only media content) and/or video and/or audiovisual content whose total non-commercial content length (including all installments of the same continuous storyline) is greater than fifteen (15) minutes related to any and all sports wherever in the world they occur (including participatory sports, spectator sports, The Olympics, all team sports, and all forms of indoor and outdoor sporting activity, e-sports and e-gaming).

(nn) "**Long Form Licensee AV Content**" means Long Form AV Content that is (i) unscripted, impromptu and news-related, (ii) videos of complete sports competitions or (iii) Sports Talk Content, where "Sports Talk Content" means an impromptu conversation between fans and one or more experts and/or reporters (who host the conversation). For the avoidance of doubt, any Long Form AV Content that is a movie, documentary, scripted television series, unscripted television series, reality show, sports retrospective show, or similar type of content are excluded from the definition of Long Form Licensee AV Content.

(oo) "**Magazine Business**" means (i) the publishing operations of the Magazines in the Territory (including the publishing operation of an Electronic Edition of the Magazines); (ii) the sale and/or license or sublicense of reprint rights (excluding the SI Cover Store) from any issue of the Magazines published prior to or after the Effective Date; and (iii) and the advertising, promotion and marketing of the Magazines.

(pp) "**Magazines**" means the print and Electronic Editions of the magazine entitled *Sports Illustrated*, the magazine entitled *Sports Illustrated for Kids*, and all special interest publications, if any, related to each of the foregoing, including bookazines, in each case in English and Spanish versions.

(qq) "**Media Content**" means Editorial Content, Short Form AV Content and Long Form AV Content.

(rr) "**Meredith**" means Meredith Corporation.

(ss) "**Meredith APA**" means the Asset Purchase Agreement, dated as of May 24, 2019, by and among TI Gotham Inc., Meredith Corporation and Licensor.

(tt) "**Meredith License**" means the Content Creation and Licensing Agreement, dated as of May 24, 2019, by and between Meredith, Licensor and, solely for purposes of Section 1 of Schedule C thereto, ABG Intermediate Holdings 2 LLC.

(uu) "**Other SI Operations**" mean the following other operations related to the SI Trademarks:

i. the licensing or syndication of Licensee Created Content (excluding cover art, the contents of the SI Cover Store and the contents of the SI Photo Store) published in the Magazines or on the Digital Channels to (x) third-party websites, mobile applications and other digital channels and (y) audio and video distribution networks operated by third parties such as cable television providers (e.g., Comcast), mobile phone networks (e.g., Verizon), and OTT video providers, including SVOD, TVOD and AVOD (e.g., Hulu, Apple TV, YouTube) (collectively, "**Third Party Platforms**"); provided, that (1) no such Licensee Created Content may be licensed or syndicated to a Third Party Platform on an exclusive basis, or on a standalone basis other than as part of a website or channel branded using the SI Trademarks on a Third Party Platform, and (2) Licensee shall have no rights to license or syndicate Short Form Licensee AV Content developed in connection with Events;

ii. books, bookazines and special interest publication licensing and publishing using Licensee Created Content;

iii. licensing of SI Kids print media products; and

iv. promotional items for the purpose of marketing magazine subscriptions (e.g., tote bags and mugs branded with the SI Trademarks).

(vv) "**Person**" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity.

(ww) "**Presentation**" means the overall presentation and look and feel of the printed version of a magazine, including, without limitation, the following elements: paper quality for cover and interior pages, printing process and ink colors, and binding style.

(xx) "**Renewal Term**" has the meaning set forth in Section 10(a).

(yy) "**Reports**" has the meaning set forth in Section 7(e).

(zz) "**Short Form AV Content**" means any audio (i.e., audio-only media content) and/or video and/or audiovisual content whose total non-commercial content length (including all installments of the same continuous storyline) is fifteen (15) minutes or less related to any and all sports wherever in the world they occur (including participatory sports, spectator sports, The Olympics, all team sports, and all forms of indoor and outdoor sporting activity, e-sports and e-gaming).

(aaa) "**Short Form Licensee AV Content**" means all Short Form AV Content, but excluding any scripted content (other than scripted content sponsored by a third party).

(bbb) "**SI Content**" means, collectively, (i) as of the Effective Date, all Media Content related to the Magazines and the Digital Channels (including but not limited to all archival editorial and video content), (ii) after the Effective Date, all Media Content created by Licensor or a third party acting on Licensor's behalf and provided by Licensor, in its sole discretion, to Licensee to be used in the Magazines or on the Digital Channels, and (iii) the SI Trademarks.

(ccc) "**SI Cover Store**" means the sale, monetization and licensing of the archive of the Magazine covers, and other SI Content and Licensee Created Content such as artwork, memorabilia and premiums (other than the SI Photo Library and the SI Trademarks) through (i) all channels of distribution including but not limited to the Magazines or the Digital Channels, and (ii) the creation of merchandise and memorabilia utilizing reproductions of the covers both physically and digitally.

(ddd) "**SI Gambling Business**" means the utilization of the SI Content, Licensor Created Content or Licensee Created Content in connection with the development, licensing, promotion, marketing and execution of Gambling, including but not limited to (i) creation and operation of digital channels branded with the SI Trademarks (e.g. www.SIGambling.com) for the purpose of offering Gambling, (ii) licensing and/or entering into partnerships and joint ventures with Gambling operators to offer betting on SI.com or linked from SI.com, (iii) advertising by Gambling companies on the Magazines and on the Digital Channels, (iv) distribution arrangements for SI Content and Licensee Created Content to Gambling companies and (v) distribution, referral fee or affiliate fee arrangements with Gambling companies leveraging the Consumer Data.

(eee) "**SI Licensed Businesses**" means the Magazine Business, the Digital Channels and Other SI Operations.

(fff) "**SI Magazine**" means *Sports Illustrated* magazine, including all special interest issues and the swimsuit issue.

(ggg) "**SI Photo Library**" means physical and digital photographs, slides and negatives, and video masters in the Sports Illustrated photo library and archives,

including the Leifer collection and any photos which constitute Licensee Created Content.

(hhh) "**SI Photo Store**" means the sale, monetization and licensing (for physical, digital and social media distribution) of the SI Photo Library through (i) all channels of distribution, including but not limited to the Magazines or the Digital Channels, for business-to-consumer and business-to-business markets, (ii) the creation of merchandise, memorabilia and custom products utilizing reproductions of the photos both physically and digitally, and (iii) photo exhibitions.

(iii) "**SI Trademarks**" means all trademarks listed set forth on Schedule A attached hereto.

(jjj) "**Social Media Accounts**" means any social media accounts on platforms now known or hereafter developed and/or invented which use the SI Trademarks and are related to the Magazines, the Digital Channels, or which otherwise use Licensee Created Content.

(kkk) "**Sponsor-Commissioned Content**" means "native" advertising and "advertorials" or other content that is sponsored by a third party.

(lll) "**Statement**" has the meaning set forth in Section 7(e).

(mmm) "**Term**" has the meaning set forth in Section 10(a).

(nnn) "**Termination Period**" means the time period from notice of termination of this Agreement is given in accordance with the terms of this Agreement until the effective date of such termination.

(ooo) "**Territory**" means the United States, Canada, Mexico, The United Kingdom, The Republic of Ireland, Australia and New Zealand.

(ppp) "**Third Party Affiliate Sites**" has the meaning set forth in Section 10(g)i.

(qqq) "**Third Party Operator**" has the meaning set forth in Section 11(a).

(rrr) "**Warrants**" has the meaning set forth in Section 7(g).

(sss) "**Working Capital Payment**" has the meaning set forth in Section 11(c).

(ttt) "**Year-End Summary**" has the meaning set forth in Section 7(e).

2. SI LICENSED OPERATIONS.

(a) Subject to the terms and conditions of this Agreement, Licensee shall have the exclusive right (unless otherwise specified herein as non-exclusive) in the Territory, directly or indirectly through a sublicensee (subject to Section 4(c)), to use the SI Trademarks, the SI Content and the Licensee Created Content, (i) to

operate the Magazine Business and to publish, produce, print, and distribute in the Territory the Magazines, including the rights to publish, produce, print, advertise, market, promote and distribute any special interest publications and annual or other "one-off" publications related to the SI Licensed Businesses; provided, that Licensor shall also have the right to advertise, market and promote the foregoing publications, (ii) to host, operate, publish SI Content and Licensee Created Content solely on the Digital Channels, provide and maintain the Digital Channels, market, promote and provide advertising sales and related functions and other services for the Digital Channels; provided, that Licensee's rights to publish sports product reviews, venue reviews, and social media discussions as well as to stream or publish videos of complete sports competitions or Events shall be non-exclusive, and (iii) (except as otherwise set forth in this Agreement) to operate the Other SI Operations. For the avoidance of doubt, Licensee shall at all times maintain and operate the SI Licensed Businesses with a primary focus on sports news and journalism, consistent with the past practice of the SI Licensed Businesses.

(b) Except as otherwise set forth in this Agreement, Licensee shall not: (i) publish any print edition of the Magazines in any language other than English and/or Spanish in the Territory, or in any language outside of the Territory; (ii) host, operate, maintain or syndicate to a Digital Channel in any language other than English and/or Spanish, or in any language with a URL, handle or other domain name or similar registration in any country outside of the Territory or .io; (iii) license any SI Content to third parties (except as expressly set forth in this Agreement); (iv) engage in any Licensor Businesses; (v) develop or publish Short Form AV Content related to the Licensor Businesses (other than Short Form Licensee AV Content as expressly permitted in this Agreement) or Long Form AV Content (other than Long Form Licensee AV Content as expressly permitted in this Agreement); (vi) change the SI Licensed Businesses from having a primary focus on sports; or (vii) operate linear television channels distributed by broadcast or by any digital technology, in each case, without Licensor's prior written consent. For the avoidance of doubt, Licensee shall not be required to implement geofiltering or other systems to prevent users located outside the Territory from accessing the Digital Channels in the Territory.

(c) Solely for illustrative purposes and without limiting either Party's rights under this Agreement, Schedule C sets forth a list of Media Content, indicating for each item whether such item would be Licensee Created Content or Media Content reserved to Licensor.

(d) Licensor hereby reserves any and all rights that are not expressly granted to Licensee in this Agreement, including all rights in and to (i) the SI Content and Licensee Created Content outside of the SI Licensed Businesses, (ii) the Licensor Created Content; (iii) the Licensor Businesses, and (iv) any other intellectual property of Licensor or its Affiliates.

3. OPERATION OF SI LICENSED BUSINESSES.

(a) Without in any way limiting any of the rights reserved to Licensor hereunder, Licensor shall:

i. respond in good faith to requests from Licensee to have Licensor engage in specific promotional activities in connection with the SI Licensed Businesses; provided, that Licensor shall not be required to incur any costs or expenses related to such promotional activities;

ii. own all social media accounts of the SI Licensed Businesses, including without limitation, the Social Media Accounts; provided, that, during the Term, (i) Licensee shall post on the Social Media Accounts with a frequency and in a manner at least substantially consistent with the past practice of the SI Licensed Businesses, (ii) Licensor shall have the ability to publish, monitor and moderate such social media accounts in its reasonable discretion (provided that Licensor shall coordinate its activities with Licensee in good faith and shall not conduct these activities in a manner that inhibits editorial independence or that is reasonably expected to materially impact the SI Licensed Businesses) and (iii) Licensor shall have the ability to reasonably utilize such social media accounts in support of the Licensor Businesses including Digital Channel Commerce. Notwithstanding the forgoing, the Parties acknowledge that Licensee shall create and operate, or sublicense the operation of (subject to the terms and conditions of this Agreement, including the approval of Licensor), social media profiles for sports teams and other similar topics for the purpose of driving traffic to the Digital Channels;

iii. have the right to create and host new websites (including mobile versions thereof), mobile applications and digital channels that use or incorporate the SI Trademarks at Licensor's sole cost for use outside of the SI Licensed Businesses and have links to such new websites (including mobile versions thereof), mobile applications and digital channels placed on the Digital Channels in mutually agreed prime locations. Licensor shall be responsible for selling advertising, selling sponsorships, making affiliate marketing offers available, and integrating indirect monetization opportunities (via third party relationships or similar space and features) for such new websites (and mobile versions thereof), mobile applications and digital channels (as well as provide all marketing related activities related thereto);

iv. subject to all applicable Laws, have the right to use [redacted] for any and all purposes outside of the SI Licensed Businesses, including the Licensor Businesses and other properties and brands of Licensor, and the consumer promotion and marketing activities related thereto;

v. have the right to approve any Contracts (and any renewals, amendments, modifications or terminations thereof) between Licensee and any Affiliate

of Licensee with respect to the SI Licensed Businesses, such approval not to be unreasonably withheld;

vi. subject to all applicable Laws, have the right to use the SI Content and Licensee Created Content for any and all purposes outside of the SI Licensed Businesses (including in connection with any Events); provided, that Licensor may not utilize Licensee Created Content to develop, produce, sell or license Long Form AV Content without approval from Licensee. Further, Licensee has no obligation to promote any piece of Long Form AV Content developed or produced by Licensor unless Licensee and Licensor have entered into an agreement specifying the terms and conditions for such promotions of such Long Form AV Content; and

vii. discuss any idea or concept for Short Form Licensee AV Content with Licensee before discussing such idea or concept with any third party. In the event Licensee elects not to produce or develop such idea or concept into Short Form Licensee AV Content, Licensor shall be permitted to produce or develop such idea or concept into Short Form AV Content on its own or with any third party; provided, that Licensor shall pay Licensee [redacted] of the revenue received by Licensor in connection with such Short Form AV Content net of any contractual revenue share that Licensor is obligated to pay to unaffiliated third parties.

(b) Licensee shall:

i. have the right and obligation to host, produce, program, develop and select the Media Content for, publish, print and distribute (and the non-exclusive right to advertise, promote and market) the Magazines and Digital Channels in the Territory; provided, that Licensee shall maintain the quality (including the quality and type of content), look and feel and editorial and journalistic standards of the Magazines and Digital Channels consistent with the past practice of the SI Licensed Businesses until such time as the Parties mutually agree on a transition plan for the Magazines. Licensor and Licensee shall use commercially reasonable efforts to commence such transition planning within ninety (90) days of the Execution Date; provided, that, for the avoidance of doubt, until such transition plan is determined Licensee shall:

(A) maintain at least the same publication frequency for the Magazines as the 2019 publication frequency plan (i.e., for SI Magazine, 15 single issues, 12 double issues, 11 special interest issues, 1 swimsuit issue; and for *Sports Illustrated for Kids*, 10 single issues and 1 double issue), which frequency plan for the calendar year 2019 shall not be reduced; provided, however, that after calendar year 2019 Licensee may reduce the publication frequency in SI Magazine or *Sports Illustrated for*

Kids by no more than three (3) issues per Contract Year (whether single or double issues) without Licensor's prior written consent;

(B) maintain the trim per issue as 7-7/8" x 10-1/2";

(C) publish at least 1,890 total editorial pages for all SI Magazine issues published during each calendar year;

(D) maintain the aggregate minimum page count of each single issue of SI Magazine at 60 total pages including the cover for SI Magazine and 100 total pages including the cover for double issues of SI Magazine, and each book shall include substantially the same ratio of editorial content to advertising content as exists as of the Effective Date and any changes therefrom shall be subject to Licensor's prior written consent, it being understood that Licensor shall not unreasonably withhold its consent if Licensee's proposed change in such ratio or reduction in total editorial pages is as a result of material deterioration in advertising for SI Magazine due to industry-wide economic conditions; and

(E) maintain the Presentation for SI Magazine in substantially the same manner as it exists as of the Effective Date; provided, that Licensee may change certain aspects of the Presentation without Licensor's consent to reflect reasonably documented industry-wide trends. Notwithstanding the foregoing, Licensee shall reasonably consult in advance with Licensor regarding any changes to the Presentation of the SI Magazine;

ii. have the sole and exclusive right and obligation to offer, sell and be responsible for selling advertising and selling sponsorships related to the SI Licensed Businesses (as well as provide all marketing related activities related thereto). Notwithstanding the foregoing, the Parties shall cooperate in good faith on advertising and sponsorships that may relate to Licensor Businesses;

iii. be responsible for providing, hosting and maintaining the Digital Channels, including without limitation, with respect to functionality, operational and functional uptime, visitor access, interface, data storage, management of services and tools provided by third party vendor and upgrading such services and/or tools as necessary to keep the Digital Channels operating in accordance with industry standards of other comparable websites, applications or platforms; provided, that any material changes to the provision and maintenance of the Digital Channels during the Initial Term shall be subject to Licensor's prior written consent;

iv. use commercially reasonable efforts to ensure (x) that the Digital Channels shall have sufficient bandwidth allocated to enable it to meet the usage demands for customers using the Digital Channels, including with respect

to uptime and download speeds); (y) that customarily sufficient data storage is provided to store the data generated by the Digital Channels and that data is backed-up in a commercially reasonable manner; and (z) that the servers on which the Digital Channels are hosted shall be available, in the case of each of items (x)-(z), based on other comparable websites, applications or platforms for businesses similar to the applicable SI Licensed Business;

v. operate the Digital Channels such that (x) any operations or performance issue affecting the Digital Channels is corrected in a prompt and reasonable manner, (y) the Digital Channels maintain measures and protections regarding data, personal information and system privacy and security and system continuity that are fair, reasonable and consistent with industry standards, and (z) they remain in compliance with all applicable Laws, rules and regulations;

vi. except as otherwise set forth in this Agreement, have the sole and exclusive right and obligation to produce, develop and exploit the Other SI Operations;

vii. employ and engage the employees and contractors necessary to run the SI Licensed Businesses in compliance with all applicable Laws; provided, that such practices shall be in accordance with the transition plan agreed by Licensor and Licensee. Licensee shall be responsible for all benefits and other employment related matters related to any employees or contractors;

viii. use commercially reasonable efforts to promote and to maximize the revenue and profitability of the SI Licensed Businesses;

ix. subject to all applicable Laws, have the right to use Consumer Data for the SI Licensed Businesses and the consumer marketing activities related thereto; provided, that Licensee shall be responsible for complying with all applicable Laws, regulations, Contracts and privacy policies relating to the collection, maintenance, transfer, storage, disposal, processing and/or other use of the Consumer Data by Licensee during the Term. Licensee shall take all necessary actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Consumer Data against any unauthorized use, access, interruption, modification, or corruption, including the implementation of (i) data backup, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures. Licensee shall send all required notices to consumers regarding any updates to applicable privacy policies. Upon learning of any unauthorized access or data security breaches related to Consumer Data or other personally identifiable data, Licensee shall (i) promptly notify Licensor, (ii) promptly take all necessary actions to resolve or remediate such unauthorized access or data security breach and (iii) work

in good faith to afford Licensor with an opportunity, where feasible, to review and comment in advance on any public announcements or external communications to consumers or subscribers regarding such breach (and in such case, to work in good faith to incorporate reasonable changes requested by Licensor). Licensee's performance of this Agreement and the consummation of the transactions contemplated hereby will not violate Licensee's privacy policies during any period in which Licensee collects or obtains Consumer Data;

x. not (i) provide, operate host or maintain any websites, mobile applications or other digital channels, or otherwise engage in businesses or activities, that are competitive with the SI Licensed Businesses or (ii) allow the Digital Channels to sell or provide access to subscriber and customer information to any magazines, websites or interactive properties which are competitive to the SI Licensed Businesses;

xi. comply with reasonable requests by Licensor to send, at Licensor's cost (which shall be equal to Licensee's out-of-pocket cost), communications, subject to applicable Laws, to subscribers and users of the Magazines and Digital Channels;

xii. send up to 250 complimentary copies of SI Magazine (and free access credentials to the Digital Channels, to the extent necessary) to the individuals listed on Licensor's "comp" list, which shall be updated by Licensor in its sole discretion from time to time;

xiii. deliver to Licensor access to [redacted] (or a similar replacement platform) relating to the Digital Channels' performance and user behavioral data;

xiv. make available advertising and promotional opportunities for Licensor in accordance with Schedule B;

xv. make available to Licensor the Licensee Created Content for use in connection with the Licensor Businesses; and

xvi. be responsible for the SI Licensed Businesses, including any liabilities or obligations arising from the SI Licensed Businesses after the Effective Date and attributable to the period during the Term (except to the extent otherwise set forth in this Agreement), and receive all revenue associated therewith.

4. LICENSE AND CONTENT USE.

(a) Subject to the terms and conditions of this Agreement (including the restrictions set forth in this Section 4), solely during the Term and only in the Territory, Licensor grants Licensee a royalty-free, fully-paid, license (with right to sublicense) to use the SI Content, Licensee Created Content, and, to the extent

registered by Licensor, the domain names listed on Schedule A in connection with the SI Licensed Businesses in the Territory. Without limiting the foregoing, the licensed rights set forth above shall include a non-exclusive, royalty-free right (with respect to Licensor) for Licensee to use the SI Photo Library and the SI Content solely in connection with the operation of the Magazine Business and the Digital Channels, and otherwise subject to the restrictions and limitations with respect to such licensed rights as otherwise set forth herein. For the avoidance of doubt, any royalties due to third parties in connection with Licensee's use of the SI Photo Library and SI Content shall be Licensee's responsibility and payable by Licensee to such third parties; provided, that the foregoing obligation of Licensee shall be subject to Licensor providing Licensee with access to the relevant information related to any such royalties that is available to Licensor. Licensee shall be the administrator during the Term for www.sportsillustrated.com and such other domain names (as agreed by the Parties from the list of domain names set forth on in Schedule A) that are reasonably necessary or advisable for the operation of the SI Licensed Businesses as contemplated in this Agreement.

(b) Licensor grants to Licensee the exclusive right to sublicense to sponsors the right to display such sponsor's Sponsor-Commissioned Content that is Licensee Created Content on the sponsor's primary website and/or social media channels, and as syndicated by such sponsor as approved by Licensee, for the duration of the applicable advertising campaign for which such Sponsor-Commissioned Content was created, subject to extension for up to one (1) year as determined by Licensee in its reasonable discretion.

(c) Any and all sublicenses by Licensee with respect to any rights granted in this Agreement shall be subject to Licensor's prior written consent, both as to the identity of a sublicensee and form of sublicense agreement. Each such sublicensee shall enter into a written sublicense agreement providing (i) terms and conditions with respect to such sublicensee's use of the SI Content and Licensee Created Content that are consistent with and no less protective than those set forth in this Agreement (including with respect to confidentiality, royalties, reporting and audits), (ii) that such sublicensee shall comply with the terms and conditions of this Agreement applicable to such sublicensee and (iii) that Licensor is an intended third party beneficiary of such sublicense agreement with the right of direct enforcement thereof. Licensee shall remain liable to Licensor under this Agreement for any actions or omissions of its sublicensees in connection with this Agreement as if such actions were those of Licensee under this Agreement.

(d) Licensee shall only exercise such rights in the SI Content and Licensee Created Content and use the Consumer Data as set forth in this Agreement and as necessary to operate the SI Licensed Businesses and shall make no other use of the SI Content, Licensee Created Content or Consumer Data during the Term without Licensor's prior written consent. Except as expressly set forth in this Agreement, Licensee shall immediately cease and make no use of the SI Content, Licensee Created Content or Consumer Data upon the expiration or termination of the Term.

(e) Licensee agrees not to dispute or challenge or assist any Person in disputing or challenging Licensor's rights in and to the SI Trademarks or the validity of such SI Trademarks. Licensee shall not use any of the SI Trademarks in a way that would reasonably be expected to: (i) tarnish, degrade, disparage or reflect adversely on any SI Trademark or the SI Licensed Businesses or the Licensor Businesses; (ii) dilute or otherwise harm the value, reputation or distinctiveness of or Licensor's goodwill used in connection with or symbolized by any SI Trademark; or (iii) invalidate or cause the cancellation or abandonment of any SI Trademark. Licensee shall cause to be displayed all notices, symbols, credits or legends as Licensor may direct from time to time.

(f) Licensee agrees that it shall not, directly or indirectly, apply for, or obtain, or assist any Person in applying for or obtaining any registration of or related to (i) any SI Trademark, or any trademark, service mark, trade name or other indicia confusingly similar to any SI Trademark in any country, or (ii) any URL, handle or other domain name or similar registration confusingly similar to any Digital Channel or Social Media Account in any country. Licensee shall not grant or attempt to grant a security interest in, or otherwise encumber, any SI Content or Licensee Created Content or record any such security interest or encumbrance against any application or registration regarding an SI Content or Licensee Created Content in the United States Patent and Trademark Office, United States Copyright Office, any similar intellectual property office in any other country or elsewhere.

5. OWNERSHIP RIGHTS.

(a) As between the Parties:

i. Licensor shall be the sole owner and have all right, title and interest in and to the SI Content and Licensor Created Content. All uses of the SI Trademarks and the goodwill generated thereby, including any goodwill derived from the use by Licensee of the SI Trademarks, shall inure solely to the benefit and be the property of Licensor. If Licensee acquires any rights in such SI Trademarks by operation of law, or otherwise, Licensee hereby irrevocably assigns all such rights to Licensor (as applicable) without further action by any of the Parties.

ii. Licensee acknowledges and agrees that it shall acquire no right, title, or interest (including any license rights or rights of use) to any Licensee Created Content and such work product shall remain the exclusive property of Licensor. To the extent that such work product does not automatically vest with Licensor as a work made for hire, Licensee hereby irrevocably assigns all right, title and interest in and to such Licensee Created Content.

iii. Licensee covenants and agrees not to take any action inconsistent with the ownership rights described in this Section 5. At the reasonable written

request of Licensor, and at Licensor's sole cost and expense, Licensee shall promptly do such acts and execute, acknowledge, and deliver all such papers as may reasonably be necessary or desirable to cooperate with Licensor's efforts to obtain, maintain, protect, and/or vest in Licensor the entire right, title, and interest in and to the SI Content, Licensor Created Content or the Licensee Created Content, including by making or assisting in making necessary filings at the United States Patent and Trademark Office or the United States Copyright Office or by rendering such assistance as the requesting Party may request in any litigation or other proceeding.

(b) In the event that either Party learns of any infringement of any SI Content or Licensee Created Content it promptly shall notify the other Party. If such infringement relates to the SI Trademarks, Licensor shall take such action as it deems necessary or appropriate in response thereto in its sole discretion (and shall be entitled to retain any amounts recovered pursuant to such actions). If such infringement relates to any SI Content (other than SI Trademarks) or Licensee Created Content, upon consultation with Licensor, Licensee shall take such action it deems necessary or appropriate in response thereto (and shall be entitled to retain any amounts recovered pursuant to such actions). If requested to do so by the enforcing Party, the other Party shall cooperate with the enforcing Party, at the enforcing Party's sole cost and expense, in all reasonable respects in connection therewith. In any case, the Parties shall keep each other fully advised of all developments and shall reasonably cooperate with each other in all respects in connection with any action arising under this clause (b).

6. LICENSOR BUSINESSES.

(a) Gambling.

i. Licensor shall control all Gambling-related advertising and monetization on the Digital Channels (excluding www.sikids.com, which shall not include gambling-related advertising and monetization) and in the Magazines; provided, that, Licensor agrees that with respect to fantasy sports-related Editorial Content on Digital Channels, any such Gambling-related advertising and monetization shall be related to Gambling in connection with the playing of fantasy sports. Licensor shall remit a [redacted] commission to Licensee for advertising placed on the Digital Channels and a [redacted] commission to Licensee for advertising placed in the Magazines in connection with marketing, promotional and monetization packages sold by Licensor for any Gambling-related business; provided, that such advertising sale placements are first pre-approved by Licensee, such approval not to be unreasonably withheld or delayed. Licensee shall remit a [redacted] commission to Licensor for advertising placed on the Digital Channels and a [redacted] commission to Licensor for advertising placed in the Magazine in connection with marketing,

promotional and monetization packages for any Gambling-related businesses sold by Licensee. The Parties shall agree upon [redacted].

ii. Licensee may repurpose any SI Content or Licensee Created Content to drive interest in Gambling. Licensee agrees to develop robust offerings of Gambling Editorial Content to promote the "conversion" of an editorial consumer to a Gambling experience controlled by Licensor or its affiliates or partners. Further, Licensee shall use commercially reasonable best efforts to provide a reasonable level of advertising placements throughout the Digital Channels and to provide a best in class level of editorial content integration with respect to Gambling Editorial Content, both linking to either (x) a Gambling digital channel branded with the SI Trademarks (e.g. www.SIGambling.com) or (y) to third party Gambling websites (together, the "**Gambling Sites**") pursuant to a Gambling Operations Agreement. For the avoidance of doubt, Licensor shall have the right to use any and all Gambling Editorial Content on the Gambling Sites at no additional cost.

iii. Licensor shall pay Licensee [redacted] of the revenue received by Licensor in connection with the Gambling Sites in the Territory net of any contractual revenue share that Licensor is obligated to pay to third parties.

(b) Events.

i. Licensee shall remit a [redacted] commission to Licensor for advertising or sponsorships placed (including placements sold to third party advertisers) by Licensor (or by Licensor's licensees) on the Magazines or Digital Channels in connection with marketing and promotional packages for any Events; provided, that such advertising sale placements are first pre-approved by Licensee.

ii. Licensor shall remit a [redacted] commission to Licensee for advertising or sponsorships placed (including placements sold to third party advertisers) by Licensee in connection with marketing and promotional packages for any Events; provided, that such advertising sale placements are first pre-approved by Licensor.

iii. Licensor shall use commercially reasonable efforts to provide with respect to any Event: (x) reasonable promotion of the SI Licensed Businesses and (y) access and tickets to such Event for a reasonable number of Licensee executives and a reasonable number of material and mutually beneficial clients and partners of Licensee in connection with the SI Licensed Businesses.

(c) Digital Channel Commerce.

i. Licensee shall use commercially reasonable efforts to provide a best in class level of promotions and digital content integration including advertising placements; content integration including links from editorial content to "hot market" shopping opportunities connected to the editorial content; persistent and prominent buy buttons or shop links; social media and email marketing to SI subscribers, users and customers; and mobile app push notifications. Notwithstanding the foregoing, to the extent any of the foregoing would, in Licensee's reasonable judgment, create a material and adverse impact on Licensee's advertising program rates, Licensee shall have the right to limit any such promotions and digital content integration.

ii. Licensor shall pay Licensee [redacted] of the revenue received by Licensor in connection with Digital Channel Commerce net of any contractual revenue share that Licensor is obligated to pay to unaffiliated third parties.

iii. Licensee shall allow Licensor, directly and indirectly through its licensees, to create a virtual "store" on any of its Digital Channels to sell consumer goods and services.

(d) Legacy Content Licensing (Excluding SI Cover Store).

i. Licensee shall use commercially reasonable efforts to provide a best in class level of advertising placements with respect to Legacy Content Licensing, including the monetization of the SI Photo Library and including editorial content integration (e.g., "Buy This Photo") for select images. Notwithstanding the foregoing, to the extent any of the foregoing would, in Licensee's reasonable judgment, create a material and adverse impact on Licensee's advertising program rates, Licensee shall have the right to limit any such promotions and digital content integration.

ii. Licensor shall pay Licensee [redacted] of the revenue received by Licensor in connection with traffic leads to the SI Photo Store generated by the Digital Channels net of any contractual revenue share that Licensor is obligated to pay to unaffiliated third parties.

iii. Licensor shall own any and all photos related to the SI Licensed Businesses or Licensor Businesses taken after the Effective Date; provided, that during the Term, photos taken by or on behalf of Licensee shall be Licensee Created Content. Licensee and Licensor shall periodically meet and confer to review (x) the profitability of the SI Photo Store business, (y) the value and the attribution metrics methodology for the traffic driven to the SI Photo Store from the Digital Channels, and (z) opportunities to create value from Licensee Created Content within the SI Photo Store. The Parties shall in good faith consider whether to adjust the revenue share in Section 6(d)ii in light of such review.

(e) SI Cover Store.

i. Licensee shall use commercially reasonable efforts to provide a best in class level of advertising placements to support the SI Cover Store including, once the functionality become available, a "Buy This Cover" button integrated whenever Magazine covers are displayed on the Digital Channels. Notwithstanding the foregoing, to the extent any of the foregoing would, in Licensee's reasonable judgment, create a material and adverse impact on Licensee's advertising program rates, Licensee shall have the right to limit any such promotions and digital content integration.

ii. Licensor shall pay Licensee [redacted] of the revenue received by Licensor in connection with traffic leads to the SI Cover Store generated by the Digital Channels net of any contractual revenue share that Licensor is obligated to pay to unaffiliated third parties.

iii. Licensor shall own Magazine covers published after the Effective Date; provided, that during the Term, covers published by Licensee shall be Licensee Created Content. Licensee and Licensor shall periodically meet and confer to review (x) the profitability of the SI Cover Store business, (y) the value and the attribution metrics methodology for traffic driven to the SI Cover Store from the Digital Channels, and (z) opportunities to create value from Licensee Created Content within the SI Cover Store. The Parties shall in good faith consider whether to adjust the revenue share in Section 6(e)ii in light of such review.

(f) International Syndication. Licensor may license the SI Content, Licensor Created Content and the Licensee Created Content to any Person outside the Territory ("**International Content Syndication Licensees**"). Licensor shall pay Licensee [redacted] of the revenue it receives from International Content Syndication Licensees where Licensee is providing Licensee Created Content in a timely manner at Licensee expense.

7. COMPENSATION.

(a) Guaranteed Minimum Royalty.

i. The guaranteed minimum royalty ("**GMR**") for each full Contract Year of the Initial Term shall be [redacted] and shall be payable by Licensee to Licensor in four (4) equal quarterly payments of [redacted], due upon the first day of each calendar quarter of each Contract Year (each, a "**Contract Quarter**"); provided, that (x) the GMR for the first Contract Year of the Initial Term shall be an amount equal to [redacted] *plus* [redacted] multiplied by a fraction, the numerator of which is the number of days

from the Effective Date until December 31, 2019, and the denominator of which is three hundred sixty-five (365).

ii. Licensee shall pay [redacted] on the Execution Date, which shall be credited only against current and future GMR and Earned Royalty Payments.

iii. In the event that Licensor does not enter into a Gambling Operations Agreement by the first day of the third Contract Year of the Initial Term, then the quarterly GMR payment for each Contact Quarter after the end of [redacted] until the earlier of (x) Licensor's entry into a Gambling Operations Agreement or (y) the expiration of the Initial Term.

iv. For any Renewal Term, the GMR for each Contract Year of such Renewal Term shall be the greater of (x) the GMR for the final Contract Year of the Initial Term or immediately preceding Renewal Term, as applicable, and (y) [redacted] of the average Actual Royalty (as defined below) for the final three Contract Years of the Initial Term or immediately preceding Renewal Term, as applicable. The GMR for each Contract Year of any Renewal Term shall be payable by Licensee to Licensor in four (4) equal quarterly payments, due upon the first day of each Contract Quarter of such Renewal Term.

v. Licensee acknowledges and agrees that the GMR shall be deemed non-returnable advances recoupable against the Earned Royalty as set forth herein. Licensee further acknowledges and agrees that the GMR is payable to Licensor even if Licensee fails to conduct or operate the SI Licensed Businesses during the Term and is a condition of Licensor entering into this Agreement.

(b) Earned Royalty. For each Contract Year, the "**Earned Royalty**" shall be an amount calculated as (i) [redacted] of the first [redacted] of Gross Revenues of Licensee for such Contract Year *plus* (ii) [redacted] of any Gross Revenues of Licensee in excess of [redacted] for such Contract Year. The Earned Royalty shall be calculated on a quarterly basis for each Contract Quarter of the Term.

(c) Actual Royalty. For each Contract Year, the "**Actual Royalty**" shall be the greater of (x) the GMR for such Contract Year and (y) the Earned Royalty for such Contract Year. In the event that the Earned Royalty for a Contract Quarter exceeds the previously-paid portion of the GMR attributable to the same Contract Quarter, Licensee shall pay the Earned Royalty in excess of the previously paid portion of the GMR to Licensor within thirty (30) days of the end of such Contract Quarter (an "**Earned Royalty Payment**").

(d) Commissions. For each Contract Year, any commissions payable by one Party to the other Party shall calculated and paid on a quarterly basis for each Contract Quarter of the Term within thirty (30) days of the end of such Contract Quarter.

(e) Reporting. Within thirty (30) days following the end of each Contract Quarter, each Party shall submit to the other Party, via RoyaltyZone, a complete and accurate statement (each, a "**Statement**"), detailing all of the following information for each month included in such Contract Quarter (as well as year-to-date information), as applicable: (i) Gross Revenue, (ii) the Earned Royalty (iii) the Actual Royalty and (iv) any commissions payable pursuant to this Agreement. Included with each Party's Statement for the fourth (4th) Contract Quarter of each Contract Year, such Party shall submit to the other Party, via RoyaltyZone, a complete and accurate statement ("**Year-End Summary**" and together with the Statements, "**Reports**"), in the same format as the Statements, detailing all of the same information required for a Statement, in the aggregate, for the applicable Contract Year. For the avoidance of doubt, in any given Contract Year, once Licensee has paid to Licensor the total amount of the GMR for such Contract Year (which total amount shall be calculated by aggregating GMR payments, Earned Royalty Payments, or both), (I) Licensee shall no longer be required to make quarterly GMR payments to Licensor for that Contract Year and (II) for the remainder of such Contract Year, Licensee shall be required to pay Licensor solely based on Earned Royalties.

(f) Books & Records; Audit. Each Party's acceptance of any payment and/or any Statement pursuant to this Agreement shall not preclude such Party from questioning the correctness thereof at any time or exercising any of its rights related thereto. Each Party shall keep appropriate books of accounts and records with respect to the conduct and operation of the SI Licensed Businesses ("**Books & Records**"). Each Party shall maintain such Books & Records throughout the Term of this Agreement, and for a period of three (3) years following the expiration or termination of the Term. Each Party, or a third party designated by such inspecting Party (the inspecting Party and such third party being defined, for purposes of this Section, as an "**Auditor**"), shall have the right to inspect and copy the Books & Records of the other Party insofar as they relate to the computation of Earned Royalties and Actual Royalties, and other amounts payable to the inspecting Party under this Agreement, and the other Party hereby agrees to cooperate with the Auditor, to the best of the other Party's ability, in connection therewith (including, without limitation, by providing the Auditor with backup and support documentation related to any Books & Records of the other Party). In the event the other Party fails to so cooperate with the Auditor: (i) the same shall be deemed a breach of this Agreement by the other Party, and (ii) in order to complete any such inspection / audit and in the absence of information from the other Party, the Auditor may rely on industry-standard information as a replacement thereof. The inspecting Party and/or such Auditor shall be permitted to inspect such Books & Records of the other Party no more frequently than one (1) time during any six (6) month period, upon reasonable prior written notice to the other Party. In the event that any such inspection is conducted by a third-party

Auditor, such Auditor shall agree in advance not to disclose or use for the Auditor's benefit any Confidential Information of which the Auditor observes or becomes aware. If any such inspection reveals a discrepancy in the amount paid to the inspecting Party equal to [redacted] or more of the amount payable to the inspecting Party hereunder for the period in question, then the other Party shall also reimburse the inspecting Party for the cost of such audit. In any event, the other Party shall make all payments required to be made to eliminate any discrepancy revealed by any such inspection within fifteen (15) days after the inspecting Party's demand therefor. Interest, compounded monthly, at the rate of [redacted] per month (or, if not legally permissible, then at the then maximum legal interest rate) shall accrue on any amount due to the inspecting Party from and after the date upon which said payment is due until the date payment is actually received, whether said late payment was discovered in connection with this Section or otherwise.

(g) Warrant Issuance. Within 30 days following the Execution Date, Licensee shall issue to Licensor or its designated Affiliate warrants to purchase shares of common stock of Licensee representing [redacted] of the fully diluted equity securities of Licensee as of such date of issuance and terms consistent with this Section 7(g) (the "**Warrants**"). [redacted] such Warrants (representing [redacted] of the fully diluted equity securities of Licensee) shall (i) have an [redacted] of [redacted] per share, as adjusted for any stock splits, combinations, stock dividends, reclassifications, recapitalizations and other similar events, (ii) expire [redacted] years following the date of issuance, (iii) be freely transferable (and any shares issued in respect of such warrants shall also be freely transferable), and (iv) be issued pursuant to customary documentation to be negotiated in good faith between the Parties, which documentation shall contain customary representations and warranties and provide for [redacted] of such warrants (the "[redacted] **Warrants**"). [redacted] such Warrants (representing an additional [redacted] of the fully diluted equity securities of Licensee) shall (i) have an [redacted] of [redacted] per share, as adjusted for any stock splits, combinations, stock dividends, reclassifications, recapitalizations and other similar events, (ii) [redacted] following the date of issuance, (iii) be freely transferable (and any shares issued in respect of such warrants shall also be freely transferable), and (iv) be issued pursuant to customary documentation to be negotiated in good faith between the Parties, which documentation shall contain customary representations and warranties and provide for [redacted] of such warrants (the [redacted] **Warrants**"). The Warrant documentation for all the Warrants shall provide for the following additional terms: (1) [redacted] of the [redacted] and [redacted] of the [redacted] Warrants shall be time-based and vest in equal monthly increments over a period of [redacted] years beginning on the [redacted] anniversary of the date of issuance of the Warrants; provided, that, if this Agreement is terminated (other than any termination pursuant to Section 10(b)), any unvested portion of such time-based Warrants shall immediately be forfeited by Licensor; (2) [redacted] of the [redacted] Warrants and [redacted] of the [redacted]

Warrants shall be performance-based and vest in full if, in any one of calendar years 2020, 2021, 2022 or 2023, [redacted], as adjusted for any stock splits, combinations, stock dividends, reclassifications, recapitalizations and other similar events, Licensee shall notify Licensor and, for a period of fifteen (15) days after any such date, have the right to require Licensor to exercise all (but not less than all) of the Warrants by providing written notice of such requirement to Licensor, and all of the Warrants shall be vested regardless of whether such Warrants had previously vested, and Licensor shall exercise the Warrants within ninety (90) days of receipt of written notice of such requirement from Licensee; (4) all of the Warrants shall automatically vest if this Agreement is terminated pursuant to Section 10(b) or a change of control of Licensee (to be defined in the Warrant documentation); and (5) Licensor shall have the right to participate, on a pro-rata basis, in any future equity issuance of Licensee, subject to customary exceptions to be agreed.

8. CERTAIN COVENANTS. Licensee and Licensor each agree that they shall abide by all Laws applicable to this Agreement and their respective activities and performance hereunder; [redacted], the Parties shall cooperate in good faith to mitigate any legal compliance matters that could result from differences in their respective [redacted] policies. If a Party becomes aware that it cannot satisfy any covenant, condition or obligation of this Agreement as a result of any such Law, it shall promptly notify the other Party and the Parties shall cooperate with each other to remediate the situation.

9. REPRESENTATIONS, WARRANTIES AND COVENANTS.

(a) Representations, Warranties and Covenants of Licensee. Licensee hereby represents, warrants and covenants to Licensor that:

i. Licensee is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

ii. Licensee has the requisite power and authority to enter into and deliver this Agreement, perform its obligations herein, and consummate the transactions contemplated hereby. Licensee has taken all necessary corporate action to authorize this Agreement. Licensee has duly executed and delivered this Agreement, and this Agreement is a legal, valid and

binding obligation of Licensee enforceable against Licensee in accordance with its terms.

iii. Neither Licensee's execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) violate any provision of Licensee's certificate of incorporation or, bylaws; (ii) violate any agreement to which Licensee is a party; (iii) require any authorization, consent or approval of, exemption, or other action by, or notice to, any party; or (iv) violate any law or order to which Licensee is subject.

iv. There is no claim, litigation, investigation, arbitration, or other proceeding against Licensee, outstanding or, to the knowledge of Licensee, threatened, which could reasonably be expected to have a material adverse effect on this Agreement.

(b) Representations and Warranties of Licensor. Licensor hereby represents and warrants to Licensee that:

i. Licensor is a limited liability company duly incorporated, validly existing and subsisting under the laws of the State of Delaware.

ii. Licensor has the requisite power and authority to enter into and deliver this Agreement, to grant the licenses herein, perform its obligations herein, and consummate the transactions contemplated hereby. Licensor have taken all necessary corporate action to authorize this Agreement. Licensor have duly executed and delivered this Agreement, and this Agreement is a legal, valid and binding obligation of Licensor enforceable against Licensor in accordance with its terms.

iii. Neither Licensor's execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) violate any provision of Licensor's articles of organization or operating agreement; (ii) violate any agreement to which Licensor is a party; (iii) require any authorization, consent or approval of, exemption, or other action by, or notice to, any party, or (iv) violate any law or order to which Licensor is subject.

iv. There is no claim, litigation, investigation, arbitration, or other proceeding against Licensor, outstanding or, to the knowledge of Licensor, threatened, which could reasonably be expected to have a material adverse effect on this Agreement.

v. Licensor owns all right, title and interest in and to the SI Trademarks and the use of the SI Trademarks by Licensee in accordance with the terms of this Agreement shall not infringe or violate the rights of any third party.

10. TERM; TERMINATION.

(a) Term. The initial term of this Agreement shall commence on the Execution Date and shall continue until December 31, 2029, unless sooner terminated in accordance with the provisions of this Agreement (the "**Initial Term**"). Licensee shall have the option to renew the term of this Agreement for nine (9) consecutive renewal terms of ten (10) years each (each, a "**Renewal Term**" and the Initial Term together with all applicable Renewal Terms collectively, the "**Term**") by providing Licensor with written notice of its election to renew not less than two hundred and seventy (270) days prior to the expiration of the then-current Term; provided, that, Licensee's exercise of each such renewal right shall be contingent upon (i) there not existing any material breach by Licensee of any of its obligations under this Agreement, which if, if curable, has not been cured within thirty (30) days after Licensor provides written notice of such breach, and (ii) either (x) the Earned Royalty being equal to or exceeding the GMR in either the eighth or ninth Contract Year of the Initial Term or immediately preceding Renewal Term, as applicable, or (y) the average number of monthly unique users of the Digital Channels in the eighth and ninth Contract Years of the Initial Term, as measured by [redacted], being equal to or exceeding two times the amount set forth on Schedule D, or in the eighth and ninth Contract Years of a Renewal Term, not less than 1.8 times of the amount set forth on Schedule D. Notwithstanding the foregoing, the license and rights granted to Licensee with respect to the SI Licensed Businesses shall not become effective until the expiration or termination of any and all licenses and rights of Meredith to the SI Licensed Businesses in accordance with Section 11(a).

(b) Certain Early Termination Rights of Licensor. Licensor may terminate this Agreement prior to the expiration of the Term upon written notice upon the occurrence of any of the following events:

i. Licensee fails to timely satisfy any of its payment obligations pursuant to this Agreement and such failure is not cured within ten (10) Business Days after Licensor provides Licensee with written notice of such failure and may charge Licensee interest at the rate of [redacted] per month (or, if not legally permissible, then at the then maximum legal interest rate) on said past due amounts;

ii. Licensee fails to timely satisfy any of its material non-payment obligations pursuant to this Agreement (including the Schedules), including, without limitation, breaches of any representations, warranties or covenants, and such failure is not cured within thirty (30) days after Licensor provides Licensee with written notice of such failure; or

iii. Licensee becomes insolvent or brings a petition under the bankruptcy or insolvency laws of any jurisdiction; Licensee makes an assignment for the benefit of creditors; or a receiver or similar agent is appointed with respect to any substantial portion of Licensee's property or business; or Licensee has a petition brought against it under the bankruptcy or insolvency laws

of any jurisdiction and such petition is not dismissed within sixty (60) days.

(c) Certain Early Termination Rights of Licensee. Licensee may terminate this Agreement prior to the expiration of the Term upon written notice following the occurrence of any of the following events:

i. Licensor fails to timely satisfy any of its payment obligations pursuant to this Agreement and such failure is not cured within ten (10) Business Days after Licensee provides Licensor with written notice of such failure and may charge Licensor interest at the rate of [redacted] per month (or, if not legally permissible, then at the then maximum legal interest rate) on said past due amounts;

ii. Licensor fails to timely satisfy any of its material non-payment obligations pursuant to this Agreement, including, without limitation, breaches of any representations, warranties or covenants, and such failure is not cured within thirty (30) days after Licensee provides Licensor with written notice of such failure; or

iii. Licensor becomes insolvent or brings a petition under the bankruptcy or insolvency laws of any jurisdiction; Licensor makes an assignment for the benefit of creditors; or a receiver or similar agent is appointed with respect to any substantial portion of Licensor's property or business; or Licensor has a petition brought against it under the bankruptcy or insolvency laws of any jurisdiction and such petition is not dismissed within sixty (60) days.

(d) Mutual Termination Rights. The Parties may terminate this Agreement prior to the expiration of the Term upon the mutual written agreement of all Parties.

(e) Maintenance of SI Licensed Businesses. The Parties agree that during any Termination Period, the Parties shall continue to maintain the SI Licensed Businesses in the ordinary course consistent with the Parties' compliance with the obligations applicable to each of them hereunder, to permit the continued uninterrupted operation of the SI Licensed Businesses in accordance with then-current practice.

(f) Survival. Notwithstanding anything to the contrary contained elsewhere herein, the following provisions shall survive the expiration or earlier termination of this Agreement: Sections 1, 5(a), 7 (with respect to any outstanding payments of the GMR, Actual Royalty or commissions), 10(e), 12-15,and 18-20.

(g) Effect of Expiration or Termination.

i. Effective upon the expiration or earlier termination of this Agreement, all rights granted by Licensor to Licensee regarding the SI Content, Licensee Created Content, [redacted] and SI Licensed Businesses shall

automatically and without further action terminate. Within ninety (90) days following the expiration or termination of this Agreement, Licensee shall remove or delete all documents, materials and other information relating to the SI Licensed Businesses in its possession or control, including any Confidential Information of Licensor and [redacted]; provided, that, with respect to websites, mobile applications or other digital channels operated by a third party that are (x) affiliated with the Digital Channels as a subpage or (y) otherwise co-branded with the SI Trademarks (collectively, "**Third Party Affiliate Sites**"), to the extent required by the applicable Contract with the operator of a Third Party Affiliate Site, Licensee shall be able to permit the operator of such Third Party Affiliate Site to retain [redacted] related to such Third Party Affiliate Site that such operator collected or obtained prior to the expiration or termination of this Agreement; provided, however, that all references to the SI Licensed Businesses are removed from any such [redacted]. Without limiting the foregoing and solely by way of example, if an individual is a visitor or user of both www.si.com and a Third Party Affiliate Site, the operator of such Third Party Affiliate Site may retain such individual's registration information, contact information and any information related to the Third Party Affiliate Site, but not any information related solely to www.si.com (e.g., subscription information and purchase history). For the avoidance of doubt, Licensee shall not be permitted to use any such Confidential Information (including Customer Data), regardless of whether the operator of any Third Party Affiliate Site is permitted to retain such Confidential Information.

ii. In the event of any termination of this Agreement by Licensor as a result of a material breach of this Agreement by Licensee, the aggregate GMR payable for (x) [redacted], shall become immediately payable and due upon the effective date of the termination of this Agreement.

iii. In the event of any termination of this Agreement by Licensee as a result of a material breach of this Agreement by Licensor within [redacted] as of the date of such termination.

11. TRANSFER OF SI LICENSED BUSINESSES.

(a) Upon the execution of this Agreement, Licensor and Licensee shall jointly negotiate the terms of the transfer of the SI Licensed Businesses from Meredith to Licensee, with the following understandings; provided, that Licensee acknowledges and agrees that Licensee's obligations under this Agreement are not contingent upon the outcome of the Parties' negotiations with Meredith:

i. At Licensee's request, Licensor shall provide notice to Meredith pursuant to Section 13(c) of the Meredith License to terminate the Meredith License.

ii. Licensee, supported by Licensor, shall lead the negotiations with Meredith to provide for the transfer of the SI Licensed Businesses from Meredith to Licensee, including an arrangement pursuant to which Meredith retains responsibility for producing and distributing the physical Magazines and subscriber marketing on terms favorable to Licensee, [redacted] For the avoidance of doubt, in the event that Licensee fails to reach an agreement with Meredith, Licensee shall be solely responsible for transferring the Magazine Business to a third party and otherwise complying with all of its obligations pursuant to this Agreement.

iii. To the extent Meredith provides a cash payment in connection with being released from its obligations under the Meredith License, such payment shall be [redacted] to Licensee and [redacted] to Licensor.

(b) Second Closing Acquired Assets. Licensor shall provide Licensee with the Second Closing Asset Identification (as defined in the Meredith APA) promptly following Licensor's receipt thereof. Licensor and Licensee shall mutually cooperate to identify the Second Closing Acquired Assets (as defined in the Meredith APA) [redacted]. Licensor shall cooperate in good faith [redacted] with Licensee to cause all Licensee Acquired Assets to be transferred to Licensee on, or as soon as reasonably practicable following, the Effective Date. Notwithstanding the foregoing, Licensee and Licensor shall cooperate to ensure that all [redacted] are transferred to Licensee on, or as soon as reasonably practicable following, the Second Closing.

(c) Inventory and Prepaid Expenses. Licensee shall not be entitled to receive any portion of the Deferred Obligation (as defined in the Meredith APA). In addition, Licensee shall pay to Licensor, [redacted] due at the end of Contract Years 1, 2 and 3, an amount in cash equal in aggregate to [redacted] If

the Parties hereto disagree as to the actual value of the Inventory (as defined in the Meredith APA) or the Prepaid Expenses (as defined in the Meredith APA) and fail to resolve such disagreement within thirty (30) days of the Effective Date, then the parties shall engage a mutually agreed, impartial nationally recognized firm of independent certified public accountants to resolve such dispute. Licensor shall pay [redacted] and Licensee shall pay [redacted] of the fees, costs and expenses of such accounting firm.

(d) [redacted]. If Licensee or any of its Affiliates transfers the operation of the Magazines from Meredith to an unaffiliated third party (a "**Third Party Operator**") and the Third Party Operator demands to be [redacted] Deferred Subscription Revenue by Licensee, then Licensor shall be responsible [redacted] provided, however, that (i) such payment shall be capped at the amount equal to [redacted] and (ii) such payments from Licensor to Licensee shall occur within thirty (30) days of the time that such Earn Out Reduction Amounts are calculated.

12. INDEMNIFICATION.

(a) Licensee agrees to defend, indemnify, and hold harmless Licensor and its Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns from and against any and all claims, damages, losses, liabilities, awards, settlements, judgments, fees, costs and expenses, including reasonable attorneys' fees, to the extent arising out of or resulting from any third-party claims based on (i) Licensee's breach of any of its covenants, obligations, representation or warranties contained herein, or (ii) Licensee's publication, conduct and/or operation of the SI Licensed Businesses and inclusion of any materials in the SI Licensed Businesses (including any Licensee Created Content and any SI Content (other than the SI Trademarks) in existence as of the Effective Date that was not published, posted or otherwise publicly available within the twelve (12) months prior to the Effective Date) during the Term, including the production, printing, publication, advertising, marketing, promotion and/or distribution of the Digital Channels and Other SI Operations or the Magazines, including any claims with respect to the infringement or violation of the rights of any third party, rights of privacy or publicity, disparagement, defamation, libel or slander of any third party, except to the extent such claim arises out of the actions, errors, or omissions of Licensor or SI Content (other than the SI Trademarks) in existence as of the Effective Date that was published, posted or otherwise publicly available within the twelve (12) months prior to the Effective Date.

(b) Licensor agrees to defend, indemnify, and hold harmless Licensee and its Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns from and against any and all claims, damages, losses, liabilities, awards, settlements, judgments, fees, costs and expenses, including reasonable attorneys' fees, to the extent arising out of or resulting from any third-party claims based on (i) Licensor's breach of any of its covenants, obligations, representation or warranties contained herein or (ii) content created by Licensor and provided hereunder to Licensee, except to the extent such claim arises out of the actions, errors, or omissions of Licensee.

(c) With respect to any third-party claims brought against Licensee and its Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns with respect to Licensee's publication, conduct and/or operation of the SI Licensed Businesses, to the extent Licensor has the right to be indemnified by Meredith with respect to such claims, Licensor shall cause the benefit of such indemnification to be passed through to Licensee to the maximum extent recoverable under the Meredith APA or Meredith License, as applicable, with respect to such claims either by way of assignment to Licensee or by Licensor enforcing such indemnification rights and passing through to Licensee the benefits resulting therefrom with respect to such claims, in each case, in accordance with the terms of the Meredith APA or Meredith License, as applicable.

(d) A Party to whom indemnification is owed pursuant to this Section 12 (an "**Indemnified Party**") shall give prompt written notice to the other Party (hereinafter, the "**Indemnifying Party**") of the commencement, assertion or threat of any proceeding in respect of which such Indemnified Party shall seek defense or indemnification hereunder. Any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Agreement unless, and then only to the extent that, the failure to give such notice materially and adversely prejudices the Indemnifying Party.

(e) The Indemnifying Party shall have the right to assume control of the defense, settlement or other disposition of such proceeding on such terms, as it deems appropriate; provided, however:

i. If the Indemnifying Party so elects to assume the control of the defense, settlement or other disposition of such proceeding, it shall notify the Indemnified Party reasonably promptly so as to avoid any material adverse prejudice to the Indemnified Party;

ii. The Indemnified Party shall be entitled, at the Indemnified Party's own expense so long as the Indemnifying Party has assumed and is exercising such control, to participate in the defense of any proceeding through counsel of its own choosing;

iii. The Indemnifying Party shall obtain the prior written consent of the Indemnified Party, which approval shall not be unreasonably withheld, delayed or conditioned, before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such proceeding or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief or other adverse effect would be imposed against the Indemnified Party, or which would require the Indemnified Party to pay any money in connection therewith;

iv. Unless the Indemnifying Party and the Indemnified Party agree otherwise, the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with or involving any claimant or plaintiff that imposes any adverse effect on the Indemnified Party and/or does not include as an unconditional term thereof the execution and delivery of a release from all liability in respect of such proceeding by such claimant or plaintiff to, and in favor of, such Indemnified Party; and

v. The Parties shall extend reasonable cooperation in connection with the defense of any proceeding pursuant to this and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

(f) In the event the Indemnifying Party elects not to assume control of the defense, settlement or other disposition of such proceeding (or does not timely respond in the matter), (i) the Indemnifying Party shall make payments of all amounts required to be made pursuant to the provisions of this Section 12 to or for the account of the Indemnified Party from time to time promptly upon receipt of bills or invoices relating thereto or when otherwise due and payable; provided, that the Indemnified Party has agreed in writing to reimburse the Indemnifying Party for the full amount of such payments if the Indemnified Party is ultimately determined by a court of competent jurisdiction not to be entitled to such indemnification; (ii) the Indemnified Party shall obtain the prior written consent of the Indemnifying Party, which approval shall not be unreasonably withheld, delayed or conditioned, before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such proceeding or any liability in respect thereof that has any adverse impact on the Indemnifying Party or subjects it to any monetary liability; and (iii) the Parties shall extend reasonable cooperation in connection with the defense of any proceeding pursuant to this Section 12 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

(g) Licensee shall procure and maintain, at its sole cost and expense during the Term and for a period of three (3) years thereafter ("**Insurance Period**"), (i) comprehensive general liability insurance (including, without limitation, product

liability insurance, inventory insurance, worker's compensation insurance, operations liability insurance, advertising injury insurance, and intellectual property insurance) and (ii) cybersecurity insurance, to defend and protect the Parties against claims arising out of or in connection with the SI Licensed Businesses. Insurance must be obtained from a company reasonably acceptable to Licensor, in an amount not less than [redacted] and [redacted] in the aggregate for comprehensive general liability insurance, and in an amount not less than [redacted] and [redacted] in the aggregate, for cybersecurity insurance. Within five (5) business days of the Effective Date, Licensee shall submit to Licensor a certificate of insurance naming each of Licensor and ABG as additional insureds ("**COI**"), which COI, or a renewal or replacement thereof, shall remain in force at all times during the Insurance Period, and shall require the insurer to provide at least thirty (30) days' prior written notice to Licensee, and all additional insureds, of any termination, cancellation or modification thereof. In the event of any termination or cancellation, Licensee shall, prior to the effective date thereof, secure a replacement policy from a company reasonable acceptable to Licensor, and deliver a replacement COI to Licensor. In the event that any insurance policy required hereunder includes or permits a waiver of subrogation, such waiver shall apply to Licensor. In the event that any insurance policy required hereunder provides for a waiver of subrogation in the event that such waiver is required by a third-party agreement, then this Agreement shall be deemed to require such waiver. Licensee shall notify Licensor of all claims regarding the SI Licensed Businesses under any of the foregoing policies of insurance promptly upon the filing thereof. Licensee's indemnification obligations hereunder shall not be limited by the amount of insurance requirements hereunder.

13. CONFIDENTIALITY.

(a) The Receiving Party will hold all Confidential Information of the Disclosing Party in confidence, and protect it as the Receiving Party would protect its own Confidential Information (which, in any event, will not be less than commercially reasonable protection) and will not use such Confidential Information for any purpose other than in connection with performing its obligations under this Agreement. The Receiving Party will not disclose any Confidential Information of the Disclosing Party, by publication or otherwise, to any Person other than its employees, counsel and contractors who are bound to confidentiality obligations at least as restrictive as those set forth herein. The Receiving Party shall be liable for all breaches by its employees, counsel and contractors.

(b) Each Party agrees that the terms and conditions of this Agreement will be treated as Confidential Information; provided, that each Party may disclose the terms and conditions of this Agreement (subject to nondisclosure requirements at least as restrictive as those set forth herein, when permitted): (a) to legal counsel or as required by law or court order; (b) in confidence, to accountants, banks, and

financing sources, including potential acquirers; (c) as required to comply with applicable law, regulation, legal process, subpoena or the rules of applicable securities exchanges, provided that the Receiving Party will cooperate with the Disclosing Party in its efforts to obtain confidential treatment thereof to the extent available; or (d) to enforce a Party's right hereunder.

14. DISCLAIMER OF INCIDENTAL AND CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANY PROVISION CONTAINED IN THIS AGREEMENT TO THE CONTRARY, AND EXCEPT WITH RESPECT TO A PARTY'S INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS HEREUNDER, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT UNLESS THE DAMAGES AROSE DUE TO A PARTY'S GROSS NEGLIGENCE OR WILLFUL BREACH OF THIS AGREEMENT.

15. PRESS RELEASES AND ANNOUNCEMENTS. No Party may issue any press release or announcement relating to the subject matter of this Agreement without the other Parties' prior written consent.

16. ASSIGNMENT; SUCCESSORS AND ASSIGNS. No Party may assign or delegate this Agreement or its rights, obligations or powers under this Agreement without the prior written consent of the other Parties; provided that any Party may assign its rights and obligations under this Agreement in its entirety to (i) an internal Affiliate as part of a reorganization for tax or administrative purposes or (ii) a purchaser of all or substantially all of such Party's business so long as such purchaser agrees in writing reasonably satisfactory to the other Parties to assume all the obligations and liabilities of the other Party under this Agreement. Except as otherwise provided in this Section 16, any attempt to assign without the other Parties' consent will be null and void. Subject to this Section 16, this Agreement shall be binding upon and inure solely to the benefit of each Party and such Party's heirs, successors and permitted assigns and, except as provided in Section 12, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

17. RESERVATION OF RIGHTS. Each Party hereby reserves all rights of such Party that such Party does not expressly grant to the other parties pursuant to this Agreement.

18. FURTHER ASSURANCES. Each of the Parties shall execute and deliver such other and further instruments and documents consistent herewith and take such further actions as are or may become reasonably necessary or convenient to effectuate and carry out the rights, obligations, intents or purposes of this Agreement.

19. DISPUTE RESOLUTION. Upon the occurrence of any dispute or disagreement between the Parties hereto arising out of or in connection with any term or provision of this Agreement, the subject matter hereof, or the interpretation or enforcement hereof (in each

case, a "**Dispute**"), the Parties shall engage in informal, good faith discussions and attempt to resolve the Dispute during a period of ten (10) Business Days after a Party notifies the other of such Dispute in writing. If the Parties are unable to resolve the Dispute during such period, then the provisions of Section 20(h) shall apply.

20. MISCELLANEOUS.

(a) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email (to the email address provided by the relevant Party; provided that any notice delivered by email must be confirmed by the recipient to be received under this Section 20(a)), by overnight courier, or by registered or certified mail (return receipt requested, postage prepaid) to the other Parties as follows:

If to Licensor, to:

ABG-SI LLC
c/o Authentic Brands Group LLC
1411 Broadway, 4th Floor
New York, NY 10018
Attention: Jay Dubiner
E-mail:

With a copy to (which shall not constitute notice hereunder):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Robert B. Schumer and Neil Goldman
E-mail:

If to Licensee, to:

TheMaven, Inc.
1500 Fourth Avenue, Suite 200
Seattle, WA 98101
Attention: Legal Department
Email:

With a copy to (which shall not constitute notice hereunder):

Hand Baldachin & Associates LLP
8 West 40th Street, 12th Floor
New York, NY 10018
Attention: Alan Baldachin
E-mail:

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(b) No Joint Venture. This Agreement does not constitute a partnership or joint venture among the Parties. No Party may obligate or bind the other Parties in any manner whatsoever, and nothing in this Agreement gives any rights to any third person. Nothing in this Agreement is to be considered to create an employer-employee relationship between the Parties.

(c) Entire Agreement. This Agreement, together with the schedules and exhibits attached hereto, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

(d) Amendment; Waiver. This Agreement may be amended or modified only by a written agreement executed and delivered by each of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 20(d) shall be void.

(e) Approvals. All approvals or consents of Licensor shall be exercisable in Licensor's sole discretion, unless expressly stated otherwise in the Agreement. If Licensor fails to respond to any such request, such request shall be deemed disapproved.

(f) Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

(h) Jurisdiction. Each of the Parties (i) submits to the exclusive jurisdiction of the federal courts located in the State of New York, or, if such courts do not have jurisdiction, any state court of the State of New York having jurisdiction, in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of

any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 20(a). Nothing in this Section 20(h), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

(i) Construction; Interpretation. The term "this Agreement" means this Licensing Agreement together with the schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole, including the schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) the words importing the singular shall also include the plural, and vice versa; (iv) the words "include," "includes" or "including" shall be deemed to be followed by the words "without limitation"; and (v) references to "$" or "dollar" or "US$" shall be references to United Sates dollars.

(j) Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be as effective as delivery of a manually executed counterpart to this Agreement.

(k) Incorporation by Reference. All exhibits and schedules, and all documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

(l) Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first set forth herein above.

THEMAVEN, INC.,
a Delaware corporation

By: ______________________
Name: JAMES HEEKMAN
Title: CEO

ABG-SI LLC,
a Delaware limited liability company

By: ABG INTERMEDIATE HOLDINGS 2 LLC
its Sole Member

By: ______________________
Name: James Salter
Title: CEO

Schedule A

Trademarks & Domain Names

Schedule B
Licensor Advertising Opportunities

1. Licensee shall charge Licensor, Licensor's licensees, ABG and ABG's licensees (when advertising ABG-owned brands) [redacted] advertising rates in Magazines, on Digital Channel media properties, provided that such advertising sale placements are first pre-approved by Licensee, such approval not to be unreasonably withheld or delayed; [redacted]

2. Licensee shall remit a [redacted] commission to Licensor for advertising placed by Licensor (or by Licensor's licensees) in the Magazine or on the Digital Channels, provided that such advertising sale placements are first pre-approved by Licensee, such approval not to be unreasonably withheld or delayed.

3. Licensee shall remit a [redacted] commission to ABG for advertising placed by ABG (or by ABG's licensees) in the Magazine or on the Digital Channels, provided that such advertising sale placements are first pre-approved by Licensee, such approval not to be unreasonably withheld or delayed.

Schedule C

Licensee Created Content vs. Licensor Reserved Media Content

Schedule D
Renewal Threshold

[redacted] as measured by [redacted].

AMENDMENT NO. 1
TO
LICENSING AGREEMENT

THIS AMENDMENT NO. 1 TO THE LICENSING AGREEMENT (the or this "Amendment No. 1") is effective as of September 1, 2019, and is entered into by and between **ABG-SI LLC** ("Licensor") and **TheMaven, Inc.** ("Licensee") concerning that certain Licensing Agreement dated as of June 14, 2019 (the or this "Agreement").

In consideration of the mutual covenants and agreements hereinafter contained on the part of each of the parties hereto to be kept, observed and performed, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1. **Defined Terms.** Except as otherwise defined herein, all capitalized terms used herein shall have the meaning ascribed to them in the Agreement. For the avoidance of doubt, from and after the date hereof, references to the Agreement in both the Agreement and this Amendment No. 1 shall refer to the Agreement as modified by the terms of this Amendment No. 1.

2. **Operation of SI Licensed Businesses.**

(a) From and after the date hereof, the following changes shall be made to the referenced existing Sections of the Agreement:

(i) Section 3(b)(i) (lead-in paragraph) shall be deleted in its entirety and replaced with the following:

"have the right and obligation to host, produce, program, develop and select the Media Content for, publish, print and distribute (and the non-exclusive right to advertise, promote and market) the Magazines and Digital Channels in the Territory; provided, that Licensee shall maintain at least the quality, and editorial and journalistic standards of the Magazines and Digital Channels consistent with the past practice of the SI Licensed Businesses or, when there is no such past practice (e.g., for new types of content, such as real-time news requiring speed and production outside of a studio environment), consistent with the overall image, prestige, reputation and integrity of the SI Trademarks. Licensee and Licensor further agree as follows:"

(ii) Section 3(b)(i)(A) shall be deleted in its entirety and replaced with the following:

"maintain the following annual publication frequency for the Magazines, with all page counts specified herein including the cover and both editorial and advertising pages:

(I) for SI Magazine shipped to subscribers:

(a) [redacted] monthly 'Vanity Fair'-style-journalism issues with a minimum of [redacted] pages per issue;
(b) [redacted] 'Sportsperson of the Year' issue with a minimum of [redacted] pages per issue;
(c) one [redacted] 'Swimsuit' issue with a minimum of one hundred sixteen [redacted] pages per issue;
(d) [redacted] [redacted] 'Preview' issues, previewing the seasons and players for [redacted], with a minimum of [redacted] pages per issue; and
(e) [redacted] additional 'Preview' issue, previewing either the Summer Olympics (in any year in which Summer Olympics are to

occur), the World Cup (in any year in which the World Cup is to occur) or such other event, league or matter determined by Licensee, with a minimum of [redacted] pages per issue;

(II) for SI Magazine shipped to newsstands only:

(a) [redacted] total issues that satisfy the remaining specifications included herein;

(b) [redacted] 'Fashionable 50' issue with a minimum of [redacted] pages per issue;

(c) [redacted] 'SI Celebrates' (Champions) and/or 'SI Presents' and/or 'Preview' issues with a minimum of [redacted] pages per issue; and

(III) for *Sports Illustrated for Kids*: [redacted] total issues with a minimum of [redacted] pages per issue, provided, however, that in the event (a) Licensee desires to decrease the number of annual print issues for *Sports Illustrated for Kids* to only [redacted] issues for calendar year 2020 (with such decrease to be effective no earlier than April 1, 2020) and/or for any calendar year thereafter and (b) Licensee develops and, subject to Licensor's prior written approval (which approval, for the avoidance of doubt, shall be specifically requested by Licensee and required in this particular instance separately and apart from any other approvals provided under this Agreement), has commenced operation of a bona fide *Sports Illustrated for Kids* website and mobile application, which may be a distinct destination within the *Sports Illustrated* website and/or mobile application, as applicable, and/or which may be a website and/or mobile application that is/are separate and distinct from the *Sports Illustrated* website and/or mobile application, as applicable (collectively, the **"SI Kids Destination"**) in accordance with the terms and conditions of the Agreement, then Licensee shall notify Licensor of the same, and, subject to Licensor's prior written approval, which will not be unreasonably withheld, conditioned or delayed, and subject to applicable laws, Licensee will be permitted to decrease the number of annual print issues for *Sports Illustrated for Kids* to only [redacted] issues for each such calendar year; provided, further, that in the event (x) Licensee desires to decrease the number of annual print issues for *Sports Illustrated for Kids* to [redacted] issues for calendar year 2021 (with such decrease to be effective no earlier than January 1, 2021) and/or for any calendar year thereafter and (y) Licensee develops and, subject to Licensor's prior written approval (which approval, for the avoidance of doubt, shall be specifically requested by Licensee and required in this particular instance separately and apart from any other approvals provided under this Agreement), has commenced operation of a bona fide SI Kids Destination in accordance with the terms and conditions of the Agreement, then Licensee shall notify Licensor of the same, and, subject to Licensor's prior written approval, which will not be unreasonably withheld, conditioned or delayed, and subject to applicable laws, Licensee will be permitted to decrease the number of annual print issues for *Sports Illustrated for Kids* to [redacted] for such calendar year and subsequent calendar years;"

(iii) Section 3(b)(i)(B) shall be deleted in its entirety and replaced with the following:

"maintain the trim per issue as 8.5 inches (") x 10-7/8 inches (")"

(iv) Section 3(b)(i)(C) shall be deleted in its entirety and replaced with the following:

"publish at least [redacted] total editorial pages for all SI Magazines and for *Sports Illustrated for Kids)* print issues published during each calendar year, with an overall total page count (including cover and advertising pages) of [redacted] (such total editorial page number and overall total page count to be adjusted commensurate with any decrease in the number of print issues for *Sports Illustrated for Kids* pursuant to Section 3(b)(i)(A)(III); for example, if the total annual number of print issues for *Sports Illustrated for Kids* is reduced pursuant to Section 3(b)(i)(A)(III) from [redacted] total print issues per calendar year to [redacted] total print issues per calendar year, then Licensee shall publish at least [redacted] total editorial pages for all SI Magazine and *Sports Illustrated for Kids* print issues published during each calendar year, with an overall total page count (including cover and advertising pages) of least [redacted]."

(v) Section 3(b)(i)(D) shall be deleted in its entirety and replaced with the following:

"for each issue of each print Magazine, ensure that at least [redacted] of the total content (i.e., editorial content vs. advertising content) is editorial content, and any changes therefrom shall be subject to Licensor's prior written consent, it being understood that Licensor shall not unreasonably withhold its consent if Licensee's proposed change in such ratio or reduction in total editorial pages is as a result of material deterioration in advertising for SI Magazine due to industry-wide economic conditions. When Licensee increases page count in any issue of any print Magazine such that it is greater than the number of pages per issue of such print Magazine set forth on Schedule E, no less than [redacted] of the incremental (i.e. added) pages in such issue shall be editorial pages [redacted]."

(vi) Section 3(b)(i)(E) shall be deleted in its entirety and replaced with the following:

"with the exception of those items specifically referenced herein (such items defined herein as the "Updated Presentation" and all other items relating to the Presentation being defined herein as the "Existing Presentation")), maintain the Existing Presentation for SI Magazine in substantially the same manner as it exists as of the Effective Date, provided, that Licensee may change certain aspects of the Existing Presentation without Licensor's consent to reflect reasonably documented industry-wide trends. Notwithstanding the foregoing, Licensee shall reasonably consult in advance with Licensor regarding any changes to the Existing Presentation of the SI Magazine. Licensee shall implement and maintain the following items with respect to the Updated Presentation: (I) for the paper weight of SI Magazines: (a) 70lbs #3 for the cover pages, and (b) 40lbs #4 for the internal pages; (II) for the paper finish for SI Magazine shipped to subscribers: (a) Sappi (or comparable) for the cover pages, and (b) UPM (or comparable) for the internal pages; (II) for the paper finish for SI Magazines shipped to newsstands only: (a) Gloss for the cover pages, and (b) UPM (or comparable) for the internal pages; and (III) for the binding: (a) Perfect Bind for all

'Swimsuit' issues, and (b) Saddle Stitch for all other (i.e., non-'Swimsuit') issues;"

(b) From and after the date hereof, the following additional requirements shall be added to the Agreement as a new Section 3(b)(i)(F):

"(I) for each SI Magazine, excluding *Sports Illustrated for* Kids: distribute a [redacted] units per issue to newsstands, and mail a [redacted] units per issue to a mutually-approved selection of influencers and athletes, and any changes to any of the foregoing shall be subject to Licensor's prior written consent, it being understood that (x) Licensor shall not unreasonably withhold its consent if Licensee's proposed change in such amounts is as a result of [redacted] for SI Magazine due to industry-wide economic conditions, and (y) if the sell-through rate for the SI Magazine materially deteriorates, as evidenced by appropriate backup and supporting documentation reasonably acceptable to Licensor, then upon Licensee's request, Licensee and Licensor shall meet and confer to review the distribution of the SI Magazine; and (II) with respect to all print subscribers whose subscription included a greater number of print issues than the number of print issues that Licensee will publish and distribute to such subscribers pursuant to this Agreement, then subject to applicable laws, Licensee shall be required to adequately [redacted] each and all such subscribers by satisfying one of the following options, as reasonably determined by Licensee: [redacted]

3. **Digital Revenue**. In the event Licensee fails to achieve [redacted] in Digital Revenue (as hereinafter defined), in the aggregate, [redacted], Licensee shall pay to Licensor [redacted] ("Digital Revenue Fee") on or before January 31, 2023. For purposes of the Agreement, "Digital Revenue" shall be defined as: [redacted]

4. **Schedule E**. From and after the date hereof, the Schedule E attached to this Amendment No. 1 shall be added to the Agreement as a new Schedule E thereof, and is incorporated into the Agreement by this reference.

5. **Miscellaneous**.

(a) Except as modified by this Amendment No. 1, all terms and conditions of the Agreement shall remain in full force and effect.

(b) This Amendment No. 1 may be signed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument. Facsimile, photographic and/or PDF copies of counterpart signature pages shall be deemed original counterpart pages for all purposes hereunder.

(c) This Amendment No. 1 and the legal relations among the parties hereto shall be governed by, and construed in accordance with, the state laws of the State of New York (including, without limitation, with respect to full faith and credit accorded to the United States federal laws, e.g., the United States Lanham Act), notwithstanding any conflict of law provisions to the contrary.

(d) In the event one (1) or more of the provisions of this Amendment No. 1, should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Amendment No. 1, and this Amendment No. 1, shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first set forth above.

AGREED AND ACCEPTED

Licensor:
ABG-SI LLC

By: ______________________

Print: Jay Dubiner

Title: General Counsel

Date: ______________________

Licensee:
TheMaven, Inc.

By: ______________________

Print: James heckman

Title: CEO

Date: 9/7/2019

Schedule E

SI Magazine Shipped to Subscribers	[redacted] Monthly Vanity Fair Journalistic Issues (minimum [redacted] pages including cover, editorial and ad pages). Minimum of [redacted] pages editorial.
	[redacted] Sportsperson Issue (minimum [redacted] pages including cover, editorial and ad pages). Minimum of [redacted] pages editorial.
	[redacted] Swimsuit Issue (minimum [redacted] pages including cover, editorial and ad pages). Minimum of [redacted] pages editorial.
	[redacted] Preview Issues (MLB/High School Baseball All-Americans, NFL/NCAA Football/High-School Football All-Americans, NBA/NCAA Basketball/High-School Basketball All-Americans). Minimum [redacted] pages including cover, editorial and ad pages). Minimum of [redacted] pages editorial.
	[redacted] Additional Preview Issue (in Summer Olympics Year must be Olympics and in World Cup years it must be World Cup otherwise any other issue. Minimum [redacted] pages including cover, editorial and ad pages). Minimum of [redacted] pages editorial.
	Total Issues Shipped to Subscribers: [redacted] Issues
SI Magazine Shipped to Newsstand Only	[redacted] Fashionable [redacted] Issue (minimum [redacted] pages including cover, editorial and ad pages). Minimum of [redacted] pages editorial.
	[redacted] SI Celebrates (Champions) and/or SI Presents and/or Preview Issues (minimum [redacted] pages including cover, editorial and ad pages). Minimum of [redacted] pages editorial.
	Total: [redacted] Issues
SI Kids	[redacted] Issues (minimum [redacted] pages including cover, editorial, and ad pages). Minimum of [redacted] pages editorial.

Minimum Units distributed to Newsstand	[redacted] on average
Minimum Units mailed to Influencers and Athletes	[redacted]

Trim	8.5 x 10 7/8th
Subscriber Paper Weight	Magazine Cover 70 lbs. #3 and Magazine Body 40 lbs. #4
Newsstand Paper Weight	Magazine Cover 70 lbs. #3 and Magazine Body 40 lbs. #4
Magazine Subscriber Presentation / Finish	Covers : Sappi (or comparable) Body : UPM (or comparable)
Magazine Newsstand Presentation / Finish	Covers : Gloss Body : UPM (or comparable)
Binding	Perfect Bind only for Swimsuit edition all other issues to be saddle stitch
Editorial Pages (Subscribers and Newsstand) for SI Magazine and *Sports Illustrated for Kids* print magazine	Annual Total Editorial pages: No less than [redacted] Annual Overall Total Page Count: No less than [redacted] Annual total editorial page number and overall total page count to be adjusted commensurate with any decrease in the number of print issues for *Sports Illustrated for Kids* pursuant to Section 3(b)(i)(A)(III) of the Agreement When Licensor increases page count in any issue of any print Magazine such that it is greater than the number of pages per issue of such print Magazine set forth on this Schedule E, no less than [redacted] of the incremental (i.e. added) pages in such issue shall be editorial pages (so, for example, if Licensee increases page count for an issue of Fashionable 50 from [redacted] pages to [redacted] pages, the new minimum of editorial pages for that issue would be [redacted]).

AMENDMENT NO. 2
TO
LICENSING AGREEMENT

THIS AMENDMENT NO. 2 TO LICENSING AGREEMENT ("Amendment No. 2") is effective as of April 1, 2020, and is entered into by and between **ABG-SI LLC** ("Licensor") and **TheMaven, Inc.** ("Licensee") concerning that certain Licensing Agreement dated as of June 14, 2019 (the "Original Agreement"), and amended by Amendment No. 1 to the Licensing Agreement effective as of September 1, 2019 ("Amendment No. 1"), and from time to time (collectively, the "Agreement").

In consideration of the mutual covenants and agreements hereinafter contained on the part of each of the parties hereto to be kept, observed and performed, and for such other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1. **Defined Terms:** Except as otherwise defined herein, all capitalized terms used herein shall have the meaning ascribed to them in the Agreement. For the avoidance of doubt, from and after the date hereof, references to the Agreement in both the Agreement and this Amendment No. 2 shall refer to the Agreement as modified by the terms of this Amendment No. 2.

2. **Operation of SI Licensed Businesses**. From and after the date hereof, Section 3(b)(i)(F) of the Agreement shall be deleted in its entirety and replaced with the following:

> "(I) for each SI Magazine, excluding *Sports Illustrated for Kids*: (A) during the period commencing on March 1, 2020 and continuing through June 30, 2020, distribute a minimum of [redacted] units per issue to newsstands, (B) from and after July 1, 2020, distribute a minimum of [redacted] units per issue to newsstands, and (C) mail a minimum of [redacted] units per issue to a mutually-approved selection of influencers and athletes, and any changes to any of the foregoing shall be subject to Licensor's prior written consent, it being understood that (x) Licensor shall not unreasonably withhold its consent if Licensee's proposed change in such amounts is as a result of [redacted] for SI Magazine due to industry-wide economic conditions, and (y) if the sell-through rate for the SI Magazine materially deteriorates, as evidenced by appropriate backup and supporting documentation reasonably acceptable to Licensor, then upon Licensee's request, Licensee and Licensor shall meet and confer to review the distribution of the SI Magazine; and (II) with respect to all print subscribers whose subscription included a greater number of print issues than the number of print issues that Licensee will publish and distribute to such subscribers pursuant to this Agreement, then subject to applicable laws, Licensee shall be required to adequately [redacted] each and all such subscribers by satisfying one of the following options, as reasonably determined by Licensee: [redacted]

3. **Miscellaneous**.

(a) Except as modified by this Amendment No. 2, all terms and conditions of the Agreement shall remain in full force and effect.

(b) This Amendment No. 2 may be signed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument. Facsimile, photographic

and/or PDF copies of counterpart signature pages shall be deemed original counterpart pages for all purposes hereunder.

(c) This Amendment No. 2 and the legal relations among the parties hereto shall be governed by, and construed in accordance with, the state laws of the State of New York (including, without limitation, with respect to full faith and credit accorded to the United States federal laws, e.g., the United States Lanham Act), notwithstanding any conflict of law provisions to the contrary.

(d) In the event one (1) or more of the provisions of this Amendment No. 2, should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Amendment No. 2, and this Amendment No. 2, shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 as of the date first set forth above.

AGREED AND ACCEPTED

"Licensor" ABG-SI LLC	**"Licensee"** TheMaven, Inc.
By: Jay Dubiner	By:
Print: Jay Dubiner	Print: Robert Scott
Title: General Counsel	Title: Executive Vice President
Date: 4/25/2020 | 9:52 AM EDT	Date: April 22, 2020

AMENDMENT NO. 3

TO

LICENSING AGREEMENT

THIS AMENDMENT NO. 3 TO THE LICENSING AGREEMENT (this "Amendment No. 3") is effective as of July 28, 2020, and is entered into by and between **ABG-SI LLC** ("Licensor") and **TheMaven, Inc.** ("Licensee") concerning that certain Licensing Agreement dated as of June 14, 2019, as amended by Amendment No. 1 to the Licensing Agreement effective as of September 1, 2019, Amendment No. 2 to the Licensing Agreement effective as of April 1, 2020, and from time to time (collectively, the "Agreement").

In consideration of the mutual covenants and agreements hereinafter contained on the part of each of the parties hereto to be kept, observed and performed, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1. **Defined Terms**. Except as otherwise defined herein, all capitalized terms used herein shall have the meaning ascribed to them in the Agreement. For the avoidance of doubt, from and after the date hereof, references to the Agreement in both the Agreement and this Amendment No. 3 shall refer to the Agreement as modified by the terms of this Amendment No. 3.

2. **Editorial Board**. From and after the date hereof, the following shall be added to the Agreement as a new Section 3(c):

> "Editorial Board. The Parties will appoint an editorial board (the "**Editorial Board**"), which will be comprised of three (3) members. Licensor shall be entitled to appoint one member to the Editorial Board, Licensee shall be entitled to appoint one member to the Editorial Board (and the initial Licensee member shall be Ross Levinsohn), and one member will be an independent member mutually agreed by the Parties (the "Independent Member"), who will be a current or former digital publishing or media senior executive with sufficient experience related to the subject matter of the Agreement. Each Party shall have the right, upon prior written notice to the other, to replace its respective Editorial Board member from time to time, and the Independent Member will be re-appointed on an annual basis.
>
> Licensee will give prior notice to the Editorial Board, with a courtesy copy to Licensor, of the proposed hiring or engagement by Licensee of any journalistic content creator making over [redacted] in total annual compensation (e.g., inclusive of bonus) with respect to the SI Licensed Businesses, or the contracting by Licensee with any third party publisher (e.g., a sports maven) to operate a Sports Illustrated-branded Digital Channel (an "SI Channel"), or the termination (including without limitation constructive termination) of any journalistic content creator of Licensee making over [redacted] in total annual compensation (e.g., inclusive of bonus) or any third party publisher or contractor operating an SI Channel regardless of compensation, together with any applicable background or other information that the Editorial Board reasonably requests, and the Editorial Board will review such matters as promptly as is practical, and make its good faith reasonable determination (taking into consideration the strategy deck provided by Licensee to Licensor that is attached as Exhibit A to Amendment No. 3 and made a part thereof and hereof and incorporated by reference herein), on the matter (without the necessity of providing written reasons). In the event 2 out of 3 members of the Editorial Board determine that such person or publisher should not be hired, engaged or contracted, or 2 out of 3 members of the Editorial Board determine the termination of employment or engagement of any such person or the termination of the contract of any such publisher is appropriate, then Licensee shall promptly take all actions necessary to give effect to such determination, subject to and in compliance with (i) any applicable collective bargaining agreements between Licensee (or its affiliates) and any guild(s), (ii) applicable labor

and/or employment laws, and (iii) any applicable agreement between Licensee (or its affiliates) and the affected employee or third-party contractor. Subject to the foregoing and as set forth in the Agreement (including, without limitation, Section 3(b)(vii) of the Agreement), Licensee shall otherwise have the exclusive right to employ and engage the employees and contractors necessary to run the SI Licensed Businesses and Licensee shall be responsible for all employment related matters related to any employees or contractors. The Parties will share the cost of the Editorial Board (including any consideration paid to Editorial Board members for their services as members of the Editorial Board) equally; provided, however, that neither of the Editorial Board members that are appointed by Licensor and Licensee individually shall be entitled to receive any compensation, fee, or other consideration for serving on the Editorial Board."

3. **Scheduled Meetings.** From and after the date hereof, the following shall be added to the Agreement as a new Section 3(e):

"Senior Executives of Licensor and Licensee shall hold meetings (telephonically, via video conference, or in person) as set forth in this section to provide a forum for Licensee to provide general information on the brand and discuss design and technology initiatives, the "look and feel" of the Magazines and the Digital Channels, sub-branding and co-branding initiatives for the Digital Channels, and the functionality and user experience of the Digital Channels, and for Licensor to provide feedback, and for Licensee and Licensor to consider such information and feedback in good faith. Starting from the date of this Amendment No. 3 and through October 2020, such meetings shall be held semi-monthly; thereafter such meetings shall be held monthly. These meetings are intended to be a forum for the Licensee and the Licensor to freely exchange information important to their shared mutual interest in furthering the purposes of the Agreement. Nothing in this provision shall be deemed to require any specific level of information to be provided by Licensee or create any additional contractual rights and/or obligations stemming from information or feedback provided by Licensor or Licensee."

4. **Designated Executives.** From and after the date hereof, the following shall be added to the Agreement as a new Section 3(f):

"Designated Executives. Licensor and Licensee each agree to appoint one of its respective executives (each such executive, a "**Designated Executive**") who will be the point person for contact and engagement between the Parties with respect to the Agreement. Each Party shall have the right, upon prior written notice to the other, to replace its respective Designated Executive from time to time. The Designated Executives will consult and coordinate with each other regarding performance of the Parties' respective obligations under the Agreement and contact and engagement between the Parties with respect to the Agreement, including identifying delegates for each business function and setting protocols for delegates to communicate directly with each other in the ordinary course of business for purposes of regular contract functions. Aside from the ordinary course of business communications set in place by such protocols, no executive of any Party shall, directly or indirectly, contact any employee or third party contractor of the other Party without first obtaining the prior consent of the other Party's Designated Executive or a C-Level executive of the other Party with notice to such other Party's Designated Executive. With respect to each Party's directors and investors, each Party shall raise material commercial proposals regarding significant new business initiatives regarding Licensee's or Licensor's rights under the Agreement, or any material commercial proposal, financial issue, or general strategic discussion related

to the Agreement, with the other Party's President, CFO, or CEO prior to contacting the other Party's outside directors or investors regarding such proposals. For the avoidance of doubt, nothing herein is intended to restrict any executive of a Party from speaking to or otherwise communicating freely with any executive of the other Party."

5. [redacted]. From and after the date hereof, the following shall be added to the Agreement as a new Section 20(m):

"[redacted].

i. The Parties agree that all [redacted] relating to [redacted].

ii. Within twenty (20) days of the execution of Amendment No. 3, the Parties will work in good faith to jointly select a single [redacted]. If the Parties are unable to agree on an [redacted], the Parties agree that [redacted] related to complex license agreements.

iii. All [redacted] shall be conducted in accordance with the [redacted], except as modified herein. A [redacted] chosen pursuant to Section 20(m)(ii) above, within thirty days of the acceptance by the [redacted] of his or her appointment to decide that [redacted]. Within twenty (20) business days after receipt by one party of a [redacted] from the other, the parties shall exchange and submit to the [redacted] the information that each party will submit in [redacted], along with a written [redacted]. [redacted]. The [redacted] may decide the [redacted]. Unless the [redacted] requires more time, any [redacted] will last no more than eight hours, regardless of the number of [redacted] involved.

iv. The Parties may jointly agree, or absent agreement, either party may make a request to the [redacted], that any [redacted] may be [redacted] if it relates to a [redacted] with a value in excess of [redacted].

v. All [redacted] shall be conducted in New York, New York. [redacted].

vi. "[redacted]" shall mean any [redacted] (1) where a [redacted] seeks to terminate this Agreement; (2) where a [redacted] seeks to redirect any

[redacted] or (3) where a [redacted] seeks [redacted]. The Parties agree that all [redacted] must be [redacted] and will not be the subject of [redacted] under this Section 20(m). In no event shall any [redacted] considering any [redacted] related to alleged violations of this Agreement have any [redacted] to terminate this Agreement or to issue any order or decision that would permit or otherwise authorize [redacted] Any [redacted] related to an [redacted] shall be governed by Section 20(h) of this Agreement, except as modified herein.

vii. Other than [redacted] regarding any one or more of the following material breaches of the Agreement: [redacted], in each case subject to any applicable cure periods, where the parties have an [redacted] pursuant to Section 5(f)(i) or Section 5(f)(ii) of Amendment No. 3, the definition of [redacted] in the Agreement includes the period of time necessary for a [redacted] of the Agreement in that [redacted] to obtain a [redacted]; provided, however, that (x) the foregoing (and any rights of Licensee during any [redacted]) shall be subject to the Parties, and nothing herein shall prevent the Parties from, [redacted] in writing that it shall continue [redacted]. In the event of an [redacted] regarding any [redacted], then the definition of [redacted] in the Agreement shall mean the time period from when [redacted] in accordance with the terms of the Agreement until the date on which [redacted] in accordance with the terms of the Agreement.

viii. Costs related to [redacted] under this Section 20(m), including but not limited to [redacted]

[redacted]

6. **Release of Licensee by Licensor**. For and in consideration of the promises, commitments, and undertakings set forth in the Agreement and this Amendment No. 3, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Licensor, on behalf of itself and on behalf of its affiliates, subsidiaries, related parties, parent entities, predecessors, successors and assigns, employees, directors, and shareholders, hereby fully, finally and forever releases and discharges Licensee and its affiliates, subsidiaries, related parties, parent entities, predecessors, successors and assigns, employees, directors, and shareholders (the "**Licensee Released Parties**"), from any and all claims, counterclaims, causes of action, lawsuits, liabilities, debts, accounts, dues, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, extents, executions, sums of money, damages, judgments, and demands of any nature whatsoever, under contract, at law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen (individually and collectively, "**Claims**"), against the Licensee Released Parties arising out of, related to, or in connection with the Agreement accruing at any time before this Amendment No. 3 is executed by all Parties. Nothing herein, however, shall in any way relieve Licensee of its continuing rights and obligations under the Agreement or this Amendment No. 3 or affect Licensor's right to institute or defend any legal action to enforce the Agreement (to the extent such Claims are not covered by the foregoing release) or this Amendment No. 3. Notwithstanding the foregoing, the Licensor does not release any Claims arising out, related to, or in connection with any one or more of the following: (i) any representations, warranties or covenants of Licensee set forth in Section 9(a) of the Agreement, (ii) Licensee's third-party indemnification obligations pursuant to the Agreement; and (iii) Section 4(f) of the Agreement.

7. **Release of Licensor by Licensee**. For and in consideration of the promises, commitments, and undertakings set forth in the Agreement and this Amendment No. 3, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Licensee, on behalf of themselves and on behalf of their affiliates, subsidiaries, related parties, parent entities, predecessors, successors and assigns, employees, directors, and shareholders, hereby fully, finally and forever release and discharge Licensor and its affiliates, subsidiaries, related parties, parent entities, predecessors, successors and assigns, employees, directors, and shareholders (the "**Licensor Released Parties**"), from any and all Claims against the Licensor Released Parties arising out of, related to, or in connection with the Agreement accruing at any time before this Amendment No. 3 is executed by all Parties. Nothing herein however shall in any way relieve Licensor of its continuing rights and obligations under the Agreement or this Amendment No. 3 or affect Licensee's right to institute or defend any legal action to enforce the Agreement (to the extent such Claims are not covered by the foregoing release) or this Amendment No. 3. Notwithstanding the foregoing, the Licensee does not release claims arising out, related to, or in connection with any one or more of the following (i) any representations, warranties or covenants of Licensor set forth in Section 9(b) of the Agreement, and (ii) Licensor's third-party indemnification obligations pursuant to the Agreement.

8. **Licensee Solvency**. Licensee hereby represents and warrants to Licensor that Licensee is solvent.

9. **Assignment**. Notwithstanding anything contained in the Agreement to the contrary, the Parties hereby acknowledge and agree that (a) the Agreement is a personal services contract under which Licensor is relying on performance by Licensee, in which Licensor has placed its trust and confidence, (b) Licensee provides unique goods and services under the Agreement that are personal in nature to the Licensee, and (c) Licensor is relying on Licensee's performance in particular under the Agreement and would be irreparably harmed by the assignment of the Agreement by Licensee without Licensor's prior written consent. The Parties further hereby acknowledge and agree that (i) the Agreement is subject to applicable law governing trademarks, including 15 U.S.C. § 1051 et seq. (the "Lanham Act"), (ii) under applicable law, the Agreement shall not be assignable by Licensee without Licensor's prior written consent, and (iii) Licensor is relying on the restrictions on assignability under applicable law, including the Lanham Act, and under the Agreement, to allow Licensor to satisfy its duty to control the quality of goods and services sold under the SI Trademarks. The Parties further hereby acknowledge and agree that as a result of the foregoing, in the event that Licensee becomes a debtor in a bankruptcy case under 11 U.S.C. § 101 et seq. (the "Bankruptcy Code"), (x) the Agreement shall not be assignable by Licensee without Licensor's consent, pursuant to section 365(c)(1) of the Bankruptcy Code, and (y) Licensor shall be permitted to exercise its right to terminate the Agreement, pursuant to section 365(e)(2) of the Bankruptcy Code.

10. **Miscellaneous**.

(a) Except as modified by this Amendment No. 3, all terms and conditions of the Agreement shall remain in full force and effect.

(b) This Amendment No. 3 may be signed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument. Facsimile, photographic and/or PDF copies of counterpart signature pages shall be deemed original counterpart pages for all purposes hereunder. Each of the parties agrees that an electronic signature evidencing a party's execution of this Amendment No. 3 shall be effective as an original signature and may be used in lieu of the original for any purpose.

(c) This Amendment No. 3 and the legal relations among the parties hereto shall be governed by, and construed in accordance with, the state laws of the State of New York (including, without limitation, with respect to full faith and credit accorded to the United States federal laws, e.g., the United States Lanham Act), notwithstanding any conflict of law provisions to the contrary.

(d) In the event one (1) or more of the provisions of this Amendment No. 3, should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Amendment No. 3, and this Amendment No. 3, shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 as of the date first set forth above.

AGREED AND ACCEPTED

Licensor:	**Licensee:**
ABG-SI LLC	TheMaven, Inc.
By: DocuSigned by: Jay Dubiner A5BD024ABCBF41E...	By: DocuSigned by: [signature] 57E3B6C2CEC43D
Print: Jay Dubiner	Print: James Heckman
Title: General Counsel	Title: CEO
Date: 7/28/2020	Date: 7/28/2020

<u>Exhibit A</u>

Brand and Content Vision Deck

AMENDMENT NO. 4
TO
LICENSING AGREEMENT

THIS AMENDMENT NO. 4 TO THE LICENSING AGREEMENT (this "Amendment No. 4") is effective as of June 4, 2021, and is entered into by and between ABG-SI LLC ("Licensor") and TheMaven, Inc. ("Licensee") concerning that certain Licensing Agreement dated as of June 14, 2019, as amended by Amendment No. 1 to the Licensing Agreement effective as of September 1, 2019, Amendment No. 2 to the Licensing Agreement effective as of April 1, 2020, Amendment No. 3 to the Licensing Agreement effective as of July 28, 2020, and from time to time (collectively, the "License Agreement"). All capitalized terms used and not specifically defined herein shall have the meanings ascribed to them in the License Agreement.

In consideration of the mutual covenants and agreements hereinafter contained on the part of each of the parties hereto to be kept, observed and performed, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows (and hereby agree to amend the License Agreement to provide):

1. **The Spun Transaction.**

(a) The Parties acknowledge that Maven Media Brands, LLC, a Delaware limited liability company and affiliate of Licensee ("Buyer") has an opportunity to acquire all of the issued and outstanding capital stock of College Spun Media Incorporated, a New Jersey corporation ("Company"), pursuant to a Stock Purchase Agreement, by and among Buyer, Licensee, Company, Matthew Lombardi, Alyson Shontell Lombardi, Timothy Ray, and Andrew Holleran (the "Transaction"). The Transaction is expected to close on or about June 1, 2021 (the date the closing occurs, the "Closing Date"). Notwithstanding anything to the contrary contained in the License Agreement, if and to the extent required by the License Agreement, Licensor hereby consents to and approves the Transaction.

(b) The Parties acknowledge and agree that, (i) as soon as possible but in no event more than thirty (30) days after the Closing Date, Licensee shall have all media content distribution channels of Company (including, without limitation, all websites and mobile applications) (the "Company Channels") co-branded with the SI Trademarks (the "Co-Branding"), which Co-Branding shall be subject to Licensor's approval, such approval not to be unreasonably withheld, delayed or conditioned, (ii) as soon as possible but in no event more than one hundred (120) days after the Closing Date, Licensee shall migrate substantially all of the material content from the Company Channels (other than social media channels) to Licensee's content management system and shall redirect all web domains to the Sports Illustrated domain (with such particular domain to be subject to Licensor's approval, such approval not to be unreasonably withheld, delayed or conditioned), (iii) following the Closing Date, the Company Channels shall be Digital Channels for the purposes of the License Agreement, (iv) following the Closing Date, all cash, revenues, receipts and other consideration or amounts recognized by Licensee in accordance with GAAP and derived from or in connection with the conduct and operation of the Company Channels shall be Gross Revenues for the purposes of the License Agreement (including, without limitation, the calculation of the Earned Royalty), and (v) as between the Parties, (A) Company shall be the sole owner of all right, title, and interest in and to all subscriber, user or customer data related to the Company Channels that was

in existence as of the Closing Date, and (B) Licensor shall be the sole owner of all right, title, and interest in and to all subscriber, user or customer data related to the Company Channels that is gathered, stored or processed by Company after the Closing Date, and such data shall be Consumer Data for the purposes of the License Agreement.

(c) Licensor acknowledges and agrees that, as between Licensor, Licensee, and Company, Company is the sole owner of all right, title, and interest in and to the trademarks, trade names, service marks, domain names and any applications therefor, of Company as of the Closing Date (the "Company IP"), and all such right, title, and interest shall remain with Company. Licensor agrees that all goodwill in respect of, associated with, and/or generated by the use of such Company IP, including in connection with the Co-Branding, shall inure to the sole benefit of Company, and the License Agreement does not confer on Licensor any ownership interest or goodwill in such Company IP, including as used in connection with the Co-Branding. If Licensor acquires any rights in such Company IP by operation of law, or otherwise, Licensor hereby irrevocably assigns all such rights in such Company IP to Company without further action by any of the Parties. For the avoidance of doubt, (i) Company IP expressly excludes any and all SI Content, Licensor Created Content, and Licensee Created Content, and (ii) any Editorial Content, Short Form Licensee AV Content, and Long Form Licensee AV Content created by Licensee or a third party acting on Licensee's behalf or licensed by Licensee from a third party after the Closing Date and used or held for use in connection with the Company Channels shall be Licensee Created Content for purposes of the License Agreement. Upon termination of the License Agreement, all rights granted to Licensor under the License Agreement with respect to the Company IP shall automatically and without further action terminate, and Licensor shall discontinue immediately the use of the Company IP.

2. **Operation of SI Licensed Businesses.**

(a) From and after the date hereof, the following changes shall be made to the referenced existing Sections of the License Agreement:

(i) Section 3(b)(i)(A)(I) shall be deleted in its entirety and replaced with the following:

"(I) for SI Magazine shipped to subscribers and newsstands:

(a) [redacted] monthly 'Vanity Fair'-style-journalism issues, which shall include:

(i) [redacted] monthly issues with a minimum of [redacted] pages each, which shall include:

(A) [redacted] 'Sportsperson of the Year' issue, and

(B) [redacted] '[redacted]' issue, with primary editorial focus on [redacted], with such issue to be published prior to the NFL/NCAA Football season (e.g., late August) (the "[redacted]"); and

(ii) [redacted] 'Preview' issues, previewing the seasons and

players for (1) Major League Baseball (MLB), (2) National Football League (NFL) and NCAA Football, and (3) National Basketball Association (NBA) and NCAA Basketball, with each such "Preview" issue having a minimum of [redacted] pages per issue; provided, however, in any given calendar year, at Licensee's sole discretion, [redacted] of the foregoing "Preview" issues may be replaced with (A) solely in any year in which the Olympics are to occur, a "Preview" issue for the Olympics, or (B) solely in any year in which the World Cup is to occur, a "Preview" issue for the World Cup; and

(b) [redacted] 'Swimsuit' issue with a minimum of [redacted] pages per issue (commencing with the 2022 'Swimsuit' issue, Licensee may, but shall have no obligation to, elect to make such issue shipped to newsstands only upon written notice to Licensor; provided, however, that if any subscriber requests or opts-in to receive a 'Swimsuit' issue, Licensee shall ship such issue to such subscriber at no cost to such subscriber, consistent with the historical timing and cadence for such shipment; and provided, further, that if Licensee elects to make such issue shipped to newsstands only, then prior to implementing any such election/change, Licensor and Licensee shall meet and confer to mutually agree in writing upon the method, marketing, messaging, and implementation with respect to such subscriber requests and opt-ins, and Licensee shall not implement any such election/change until the Parties have so agreed; provided, further, that neither Party will unreasonably withhold, condition or delay its approval thereof;"

(ii) Section 3(b)(i)(A)(II) shall be deleted in its entirety and replaced with the following:

"(II) for SI Magazine shipped to newsstand only, [redacted] 'SI Celebrates' (Champions) and/or 'SI Presents' and/or 'Preview' issues with a minimum of [redacted] pages per issue; provided, however, that the Parties may mutually agree to have any [redacted] of the foregoing issues replaced in each calendar year with [redacted] 'Fashionable 50' issue; and"

(iii) Section 3(b)(i)(C) shall be deleted in its entirety and replaced with the following:

"publish at least [redacted] total editorial pages for all SI Magazines and for *Sports Illustrated for Kids*) print issues published during each calendar year, with an overall total page count (including cover and advertising pages) of [redacted] (such total editorial page number and overall total page count to be adjusted commensurate with any decrease in the number of print issues for *Sports Illustrated for Kids* pursuant to Section 3(b)(i)(A)(III); for example, IF the total

annual number of print issues for *Sports Illustrated for Kids* is reduced pursuant to Section 3(b)(i)(A)(III) from [redacted] total print issues per calendar year to [redacted] total print issues per calendar year, then Licensee shall publish at least [redacted] total editorial pages for all SI Magazine and *Sports Illustrated for Kids* print issues published during each calendar year, with an overall total page count (including cover and advertising pages) of at least [redacted]."

(iv) Section 3(b)(i)(F) shall be deleted in its entirety and replaced with the following:

"(I) for each SI Magazine, excluding *Sports Illustrated for* Kids: (A) during the period commencing on June 1, 2021 and continuing through June 30, 2022, distribute a minimum of [redacted] units per issue to newsstands, (B) from and after July 1, 2022, distribute a minimum of [redacted] units per issue to newsstands, and (C) mail up to [redacted] units per issue to a mutually-approved selection of influencers and athletes, and any changes to any of the foregoing shall be subject to Licensor's prior written consent, it being understood that (x) Licensor shall not unreasonably withhold its consent if Licensee's proposed change in such amounts is as a [redacted] for SI Magazine due to industry-wide economic conditions, and (y) if the sell-through rate for the SI Magazine materially deteriorates, as evidenced by appropriate backup and supporting documentation reasonably acceptable to Licensor, then upon Licensee's request, Licensee and Licensor shall meet and confer to review the distribution of the SI Magazine; and (II) with respect to all print subscribers whose subscription included a greater number of print issues than the number of print issues that Licensee will publish and distribute to such subscribers pursuant to this Agreement, then subject to applicable laws, Licensee shall be required to adequately [redacted] each and all such subscribers by satisfying one of the following options, as reasonably determined by Licensee: (a) issuing refunds to each such subscriber for the difference between print [redacted]

(v) The Parties hereby agree, on a one-time, non-precedential basis, that, notwithstanding anything to the contrary in the License Agreement, during the 2021 calendar year only (i) the [redacted] shall not be considered part of the SI Gambling Business, (ii) advertising placed in the [redacted] in connection with marketing, promotional and monetization packages for any Gambling-related businesses sold by Licensee shall not require Licensor pre-approval; provided, however, that in the event Licensor enters into a Gambling Operations Agreement

on or before July 1, 2021, then Licensee shall provide the Qualified Gambling Operator that is a party thereto with a first opportunity to purchase available advertising opportunities in the [redacted], in each case [redacted] and (iii) Gross Revenues recognized by Licensee for advertising placed in the [redacted] in connection with marketing, promotional and monetization packages for any Gambling-related businesses sold by Licensee shall be subject to the Earned Royalty (i.e., not subject to the [redacted] commission in Section 6(a)(i) of the License Agreement); provided, however, that Licensee shall remit a [redacted] commission to Licensor for any advertising placed in the [redacted] in connection with marketing, promotional and monetization packages for any Gambling-related businesses sold by [redacted] or any parent, subsidiary, or affiliate of any of the foregoing entities, or otherwise for or in connection with the Licensed Platform (as defined hereinafter) or any "888" or "777" branded Gambling-related business (including, without limitation, 888 Poker or 888 Casino), which commission shall be paid to Licensor in accordance with Section 7(d) of the License Agreement.

3. **Swim Events**. Notwithstanding anything to the contrary contained in the License Agreement (including the definition of "Events" and Section 6(b) of the License Agreement), the Parties hereby agree that:

(a) Licensee shall have (and Licensor shall not have) the right to develop, promote, market and execute solely the following specific live events (including sponsorship sales, advertising sales, consumer ticket sales, and Short Form Licensee AV Content regarding the same, but excluding the sale of broadcast media rights and sale of digital media rights [including, without limitation, with respect to Short Form AV Content that is not Short Form Licensee AV Content and with respect to Long Form AV Content] and excluding all rights with respect to Long Form AV Content, all of which are reserved to Licensor; provided, that Licensor and Licensee will cooperate in good faith to coordinate regarding the exploitation of their respective rights, including, by way of example and not limitation, exploring the broadcast/digital exploitation of the following specific live events): (i) commencing in 2022 for the launch of the 2022 'Swimsuit' issue of SI Magazine and thereafter during the Term, an annual event for the launch of the 'Swimsuit' issue of SI Magazine ("Swim Launch Event"), and (ii) commencing in 2021 for the 2022 'Swimsuit' issue of SI Magazine and thereafter during the Term, model search celebratory and announcement events for and in connection with the 'Swimsuit' issue of SI Magazine ("Swim Search Events", and together with the Swim Launch Event, individually and collectively, "Swim Events") (and such Swim Events shall not be Events for purposes of the License Agreement). For the avoidance of doubt, Swim Events expressly exclude the launch events for the 2021 'Swimsuit' issue of the SI Magazine to be held during the period commencing on July 22, 2021 and ending on July 25, 2021 at the Seminole Hard Rock Hotel & Casino located in Hollywood, Florida (the "HR-SI Swim 2021 Event");

(b) As a material inducement for Licensor entering into this Amendment No. 4, Licensee shall remit to Licensor the following amounts:

(i) for each Contract Year commencing with the Contract Year beginning on January 1, 2022 and ending on December 31, 2022, the non-returnable, non-

refundable amount of [redacted] on or before the earlier of (A) the date that is ninety (90) days after the date the Swim Launch Event is to occur in such Contract Year, or (B) November 1st of such Contract Year (the "Swim Fee"); and

(ii) for each Contract Year commencing with the Contract Year beginning on January 1, 2021 and ending on December 31, 2021, a [redacted] commission (i.e. [redacted] of the following amount: [redacted] o Licensor within thirty (30) days following the end of each such Contract Year; provided, however, that Swim Fee paid to Licensor in any given Contract Year shall be [redacted].

The Swim Fee and the Swim Commission shall be paid to Licensor via wire transfer to an account specified in writing by Licensor on an invoice issued to Licensee, which payment obligation shall be deemed to be a material obligation of Licensee under the License Agreement that is separate from and in addition to any and all of Licensee's payment and other obligations under the License Agreement. For the avoidance of doubt, (x) the Swim Fee and the Swim Commission are separate and apart from any consideration, commission, or other amounts relating to the HR-SI Swim 2021 Event, and (y) no Swim Commission shall be payable under this Amendment No. 4 with respect to the HR-SI Swim 2021 Event.

(c) All cash, revenues, receipts and other consideration or amounts recognized by Licensee in accordance with GAAP and derived from or in connection with Swim Events shall be deemed Gross Revenues under and for purposes of the License Agreement. All such commissions, Gross Revenues, and Earned Royalty shall be payable and reported to Licensor by Licensee in accordance with the terms and conditions of the License Agreement.

(d) Licensee (not Licensor) shall (i) contract directly with each advertiser or sponsor for the Swim Events, (ii) be responsible for placing, delivering, activating, and executing any and all such advertisements and sponsorships (including, without limitation, any and all related build-outs, operations, and the like), in each case, subject to the terms and conditions of the License Agreement (as amended by this Amendment No. 4), and (iii) in the event of any claims, controversies, discrepancies, or other issues between Licensee and any sponsor or advertiser, Licensee shall deal directly with such sponsor or advertiser and look solely to such sponsor or advertiser (and not Licensor) with respect thereto; and Licensee acknowledges that Licensor shall not be liable or responsible in any event in connection with Licensee's dealings with any advertiser or sponsor;

(e) Licensee shall be responsible for all sponsor activation costs and executions (including placements sold to third party advertisers, build-out costs, etc.), for or in connection with any and

all Swim Events, including any and all products, services or other benefits provided in connection therewith ("Swim Event Activation Liabilities"), provided that in no event shall Licensor be liable for any such Swim Event Activation Liabilities, and provided further, that in each case, any such Swim Event Activation Liabilities are mutually agreed to by the Parties.

(f) For the avoidance of doubt, the audit right set forth in Section 7(f) of the License Agreement shall apply to the calculation of all amounts payable pursuant to this Section 3. In connection therewith, Licensor shall have the right to review any and all costs of and associated with Swim Events (including, without limitation, Swim Event Activation Liabilities and the calculation of the Swim Commission);

(g) Licensee shall charge Licensor, Licensor's licensees, ABG and ABG's licensees (when advertising ABG-owned brands) [redacted], as described in Schedule B, Section 1 of the License Agreement; provided, that such advertising sale placements are first pre-approved by Licensee, such approval not to be unreasonably withheld or delayed; and

(h) Licensee hereby covenants that Licensee shall, at Licensee's sole cost and expense, oversee, direct, implement, advertise, market, promote, secure, manage, obtain and maintain appropriate insurance coverage (which shall name each of Licensor and ABG as 'additional insured' on a COI to be provided by Licensee in advance of each such Swim Event) for, operate, and execute, in a first-class professional manner, consistent with the high quality image, reputation, and prestige of the SI Trademarks, each Swim Event (including, without limitation, with respect to each advertising and sponsorship activation), subject to and in accordance with all applicable Laws and plans that are approved in advance in writing by Licensor (including, without limitation, with respect to the use of the SI Trademarks for and in connection with each Swim Event).

4. [redacted]. Notwithstanding anything to the contrary contained in the License Agreement, the Parties hereby agree that, as a material inducement for Licensor entering into this Amendment No. 4, effective immediately: (i) the exercise price of the [redacted] Warrants shall be, and is hereby, adjusted such that the exercise price for [redacted] of the [redacted] Warrants shall be [redacted] per share (instead of the previous [redacted] per share), as adjusted for any stock splits, combinations, stock dividends, reclassifications, recapitalizations and other similar events, and (ii) Licensee shall immediately take any and all action necessary to effectuate the foregoing adjustment, at its sole cost and expense. [redacted]

5. **Schedule E**. From and after the date hereof, the Schedule E attached to the License Agreement shall be deleted in its entirety and replaced with the Schedule E attached to this Amendment No. 4.

6. **Gambling Operations Agreement; Gambling Deliverables**.

(a) Licensor proposes to enter into a License Agreement (the "Gambling License Agreement") with VHL America, LLC, a Delaware limited liability company ("Gambling Licensee"), pursuant to which, among other things, the Gambling Licensee would offer one or more digital or mobile websites (e.g., SISportsbook.com or any derivatives of any of the SI Trademarks) and/or mobile applications whose primary function is to offer or promote Gambling (individually and collectively, the "Licensed Platform"). The Parties acknowledge and agree that for the purpose of the License Agreement, the Gambling License Agreement is a Gambling Operations Agreement, and the Gambling Licensee is a Qualified Gambling Operator. Licensor and Gambling Licensee are entering into the Gambling License Agreement in reliance upon Licensee's agreement to comply with Schedule A of this Amendment No. 4, attached hereto and made a part hereof, and Licensee hereby agrees to comply with Schedule A of this Amendment No. 4 and to develop, create, manage, execute, and provide, at a minimum, certain Gambling Editorial Content, advertising opportunities and placements, and other promotional commitments, in each case as set forth in greater detail on Schedule A (the "Gambling Deliverables"). For the avoidance of doubt, Gambling Licensee (and Licensor) shall have the right to use any and all Gambling Editorial Content on and in connection with the Licensed Platform at no additional cost.

(b) Licensee acknowledges and agrees that Section 6 of this Amendment No. 4, including, without limitation, Licensee's obligations regarding Schedule A hereto and the Gambling Deliverables shall be deemed to be part of Licensee's obligations under Section 6.2(a)ii. of the License Agreement, and, notwithstanding anything to the contrary contained in the License Agreement, failure by Licensee to comply with any of the foregoing shall be deemed a material breach of the License Agreement.

7. **Editorial Content**. From and after the date hereof, the definition of "Editorial Content" (as set forth in Section 1(t)) of the License Agreement) shall be deleted in its entirety and replaced with the following:

> "(t) "**Editorial Content**" means written or printed journalistic and/or editorial content (including cover art) related to any and all sports wherever in the world they occur (including participatory sports, spectator sports, The Olympics, all team sports, and all forms of indoor and outdoor sporting activity, fantasy sports, e-sports and e-gaming). Editorial Content expressly excludes any and all services that allow users to participate in fantasy sports leagues, NCAA March Madness brackets and other similar sports-related activities whose scoring is based upon the actual results of sporting events. For the avoidance of doubt, Editorial Content excludes the actual operation of (i) any and all sporting events including e-sports and e-gaming, and (ii) any and all sports games and tournaments, where the players assemble fictional teams composed of proxies of real players of a professional sport, whether daily, weekly, by season, or otherwise."

8. **Indemnity**. In addition to, and as part of, Licensee's indemnification obligations under the

License Agreement, Licensee agrees to defend, indemnify, and hold harmless Licensor and its Affiliates and their respective officers, directors, employees, licensees (including, without limitation, the Gambling Licensee), agents, representatives, successors and assigns from and against any and all claims, damages, losses, liabilities, awards, settlements, judgments, fees, costs and expenses, including reasonable attorneys' fees, to the extent arising out of or resulting from any third-party claims based on any one or more of the following: (i) the Company, (ii) Transaction, (iii) the Company Channels, (iv) the Company IP, (v) Licensee's breach of any express representation, express warranty, express covenant, or obligation contained in this Amendment No. 4 (including, without limitation, Schedule A hereto), (vi) any of the Gambling Deliverables (including, without limitation, any allegation that any of the Gambling Editorial Content infringes upon a third party's rights or violates any intellectual property right, any right of publicity, any rights of privacy, or any other similar right of, or defames, slanders or libels, any third party), except to the extent such claim arises out of the errors or omissions of Gambling Licensee, (vii) any Swim Event (or any portion thereof), or (viii) any Swim Event Activation Liabilities.

9. **Confidential Information**. Licensor and Licensee each hereby acknowledge and agree that this Amendment No. 4 and the terms and conditions hereof shall be Confidential Information for the purposes of the License Agreement.

10. **Miscellaneous**. This Amendment No. 4 incorporates all of the prior agreements and understandings of the parties hereto with respect to the subject matter hereof, all of which are deemed merged herein. This Amendment No. 4 shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law principles. This Amendment No. 4 may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. This Amendment No. 4 shall be binding on and inure to the benefit of the parties and their respective permitted successors and permitted assigns under the License Agreement. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. If any term or provision of this Amendment No. 4 is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Amendment No. 4 or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as modified by this Amendment No. 4, all terms and conditions of the License Agreement shall remain in full force and effect. For the avoidance of doubt, from and after the date hereof, references to the License Agreement in both the License Agreement and this Amendment No. 4 shall refer to the License Agreement as modified by the terms of this Amendment No. 4. Any discrepancy between this Amendment No. 4 and the License Agreement shall be governed by this Amendment No. 4. Nothing contained in this Amendment No. 4 shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment, or fiduciary relationship between the parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 as of the date first set forth above.

Licensor:
ABG-SI LLC

By: Jay Dubiner
Print: Jay Dubiner
Title: General Counsel
Date: 6/23/2021 | 5:57 PM EDT

Licensee:
TheMaven, Inc.

By: [signature]
Print: ROSS LEVINSOHN
Title: CEO
Date: 6/23/21

Schedule E

SI Magazine Shipped to Subscribers and Newsstands	[redacted]

SI Magazine Shipped to Newsstand Only	[redacted]
SI Kids	[redacted]

Minimum Units distributed to Newsstand	[redacted]
Minimum Units mailed to Influencers and Athletes	[redacted]
Trim	8 x 10.5
Subscriber Paper Weight	[redacted]
Newsstand Paper Weight	[redacted]
Magazine Subscriber Presentation / Finish	[redacted]
Magazine Newsstand Presentation / Finish	[redacted]
Binding	[redacted]
Editorial Pages (Subscribers and Newsstand) for SI Magazine and *Sports Illustrated for Kids* print magazine	[redacted]

[redacted]

Schedule A

1. **General**

In the [redacted] during the term of the [redacted] (or such other duration during the [redacted], as directed by [redacted]), [redacted] shall [redacted], set forth below, subject to and in accordance with the terms and conditions of the License Agreement (as amended by this Amendment No. 4), and in coordination with [redacted]. The parties acknowledge and agree that any description below that specifies [redacted] will also include [redacted]. For purposes of this Schedule A, the term "at all times" shall [redacted]

2. [redacted]

a. Licensee shall [redacted] in each of the following locations on [redacted]:

i. [redacted]

b. Licensee shall include [redacted] (e.g., where, as of the date hereof, it says [redacted]")

c. Prominently feature [redacted] the portions of the [redacted] offering [redacted] (e.g., next to where, as of the date hereof, it says [redacted]) at all times

d. Include at least [redacted] (not on the [redacted]) prompting users to [redacted]) [redacted] at all times with an [redacted].

e. [redacted] In states or jurisdictions in the [redacted] where [redacted]

f. Licensee shall, to the extent legally permitted, and subject to any currently existing technical limitations that cannot be addressed using commercially reasonable efforts (e.g., not having geographical locations for certain email users whose email addresses were historically collected), [redacted]

g. Licensor acknowledges that the [redacted] has agreed (i) to comply with all Laws applicable to [redacted] activities and performance under the [redacted] (including the operation of the [redacted]); and (ii) to [redacted] to the same extent as [redacted].

3. **Sports Illustrated** [redacted]

a. Licensee shall [redacted] For the avoidance of doubt, the [redacted] At least [redacted] shall include a [redacted]. Each [redacted] must include one or more of the following:

a. [redacted]

b. Licensee shall include [redacted] relating to the [redacted] so long as such [redacted]

4. Sl[redacted]

a. Unless and until otherwise directed by Licensor, [redacted] shall [redacted], in accordance with the then-current [redacted]. Licensor shall [redacted]

5. [redacted]

As permitted by applicable Laws:

a. [redacted]

6. Sl[redacted]

a. Licensee shall ensure [redacted]

7. **Sl**[redacted]

Subject to applicable Laws, Licensee shall [redacted] as follows:

a. Licensee shall [redacted] For clarification purposes, and without limiting any of the restrictions set forth elsewhere in the License Agreement or herein, Licensee shall [redacted]

b. [redacted] shall [redacted] For clarification purposes, and without limiting any of the restrictions set forth elsewhere in the License Agreement or herein, Licensee shall [redacted]. For purposes hereof, [redacted]

c. Licensee shall [redacted] For clarification purposes, and without limiting any of the restrictions set forth elsewhere in the Agreement, Licensee shall [redacted]

8. [redacted].

a. [redacted] shall [redacted].

b. [redacted] will determine in good faith the [redacted]

9. [redacted].

a. Licensee shall [redacted]

10. [redacted]

Licensee shall, [redacted] such that:

a. [redacted]

If SI.com and [redacted] in an acceptable manner in order that [redacted] to the greatest extent possible.

Without derogating from Licensee's obligations to provide [redacted] as a source for sports news and journalism.

11. [redacted]

During the [redacted], in order to support the [redacted]

Licensee's obligations hereunder.

12. [redacted]

Licensee shall [redacted].

13. [redacted]

[redacted] shall periodically [redacted] in light of this review, taking into account the business plan of Gambling Licensee.

Annex 1 to Schedule A

Mock-up Examples of Placements